UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities and Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Avis Budget Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 24, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avis Budget Group, Inc., which will be held at the DoubleTree by Hilton Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 on Tuesday, May 19, 2015, at 11:00 a.m., Eastern Time. We look forward to greeting as many of our stockholders as possible.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning our company of which you should be aware when you vote your shares.

Your vote is important to us. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., I would like to thank you for being a stockholder and express my appreciation for your ongoing support of our company.

Sincerely,

Ronald L. Nelson
Chairman of the Board and
Chief Executive Officer

Notice of 2015 Annual Meeting
of Stockholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the "Company") will be held on Tuesday, May 19, 2015, at 11:00 a.m. Eastern Time, at the DoubleTree by Hilton Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 (the "Meeting"), to consider and vote upon the following matters:

1.	To elect as directors the ten nominees named in the accompanying proxy statement for a one-year term expiring in 2016 and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2015.
3.	To provide advisory approval of the compensation of our named executive officers.
4.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 23, 2015 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company's principal place of business.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 19, 2015

The Company's Proxy Statement on Schedule 14A,
form of proxy card and 2014 Annual Report on Form 10-K
are available at:
www.edocumentview.com/CAR

By Order of the Board of Directors

Jean M. Sera
Senior Vice President & Corporate Secretary

Dated: March 24, 2015

Proxy Statement

2015 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

•	Date and Time	May 19, 2015, 11:00 a.m., Eastern Time
•	Place	DoubleTree by Hilton Downtown Wilmington—Legal District 700 N. King Street Wilmington, Delaware 19801
•	Record Date	March 23, 2015

Voting Matters and Vote Recommendations

Voting Matters	Proposal No.	Our Board's Vote Recommendation
Election of Directors (page 44)	1	"FOR" all ten director nominees
Ratification of Appointment of Auditors (pages 44-45)	2	"FOR"
Advisory Approval of the Compensation of our Named Executive Officers (page 46)	3	"FOR"

Corporate Governance Highlights

•90% of directors are independent

•Independent Presiding Director

•All members of Compensation, Corporate Governance and Audit Committees are independent

•Annual election of the entire Board

•Majority voting and a director resignation policy for directors in uncontested elections

•Robust executive and director stock ownership guidelines

•No director nominee attended less than 75% of Board and Committee meetings held in 2014

•Policy requiring annual performance evaluation of the Board

i

Executive Compensation

See "Executive Compensation" for more information, including a definition and reconciliation of "Adjusted EBITDA."

2014 Company Performance

Our Company experienced a record year in 2014. Our revenue increased 7% to $8.5 billion and our Adjusted EBITDA increased 14% to $876 million. We made further progress with respect to our key strategic initiatives. We achieved higher rental volume and increased year-over-year pricing in North America and increased margins worldwide, despite an uncertain and uneven economic environment. Reflecting our performance, our stock price increased 64% from December 31, 2013 to December 31, 2014.

ii

2014 Compensation for our Named Executive Officers

Base salaries, and annual and long-term incentive opportunities for our named executive officers ("NEOs") in 2014 were generally consistent with 2013 levels, with the exception of the long-term incentives awarded to our Chief Executive Officer ("CEO") and President, International. The Compensation Committee approved increased long-term incentives in 2014 for these officers to recognize performance and in connection with the extension of our CEO's employment agreement and with our President, International's agreement to continue his foreign service assignment. Actual annual incentive payouts for 2014 reflect the achievement of 103% of the global Adjusted EBITDA goal and, with the exception of Latin America/Asia-Pacific, above-target regional performance.

As in prior years, compensation* for our NEOs in 2014 was significantly performance-based, as illustrated below:

*	Pay mix reflects values as disclosed in the Summary Compensation Table, excluding Other Compensation, which represented 6% or less of total compensation for each NEO other than our President, International, who received expatriate and relocation benefits in 2014, including expatriate tax reimbursement.

iii

About the Annual Meeting

Why am I receiving these proxy materials?

The Board of Directors of Avis Budget Group, Inc. (the "Company" or "Avis Budget") is soliciting your vote at the 2015 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held Tuesday, May 19, 2015 at 11:00 a.m. Eastern Time, at the DoubleTree by Hilton Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801, for the purposes set forth in this Proxy Statement. On or about March 30, 2015, the Company will first mail to certain stockholders of record the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other stockholders this Proxy Statement and proxy card.

What items will I be voting on and what are the Board's voting recommendations?

Proposal	Board's Voting Recommendation
No. 1: Election of Directors (see page 44)	"FOR" each nominee
No. 2: Ratification of Appointment of Auditors (see pages 44-45)	"FOR"
No. 3: Advisory Approval of the Compensation of our Named Executive Officers (see page 46)	"FOR"

Could other matters be decided at the Meeting?

The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

How many votes do I have?

You will have one vote for every share of the Company's common stock, par value $0.01 per share (the "Common Stock"), you owned as of the close of business on March 23, 2015 (the "Record Date").

How many votes can be cast by all stockholders?

106,137,074 votes, consisting of one vote for each of the Company's shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 35,379,025 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

How many votes are required to elect directors and adopt the other proposals?

Proposal	Vote Requirement	Impact of Abstentions
No. 1: Election of Directors	• Uncontested Election: Directors are elected by a majority of votes cast (number of votes cast "for" each nominee must exceed the number of votes cast "against" that nominee)	Not counted as votes cast "for" or "against" and will have no effect on the outcome
• Contested Election: Plurality of shares present, in person or by proxy, and entitled to vote
No. 2: Ratification of Appointment of Auditors	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal
No. 3: Advisory Approval of the Compensation of our Named Executive Officers	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal

Under the by-laws of the Company, each incumbent director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results.

A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of common stock as to how to vote on such proposal. If you hold your shares of Common Stock in "street name" and do not provide voting instructions to your broker within the required time frame before the Annual Meeting, your shares of Common Stock will not be voted by the broker for Proposal Nos. 1 or 3, but the broker will have the discretion to vote your shares of Common Stock on Proposal No. 2. As a result, broker non-votes will have no effect on the outcome of Proposal Nos. 1 or 3.

Why did certain stockholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?

To conserve natural resources and reduce costs, we are sending to a portion of our stockholders a Notice containing instructions on how to access this Proxy Statement online, as permitted by the Securities and Exchange Commission ("SEC") rules. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of this Proxy Statement in the mail. Instructions on how to access this Proxy Statement over the Internet or how to obtain printed copies, if you prefer, are set forth in such Notice.

How do I vote?

You should submit your proxy or voting instructions as soon as possible. If you received or requested printed copies of the proxy materials by mail, the materials will include a proxy card, for registered stockholders (that is, if you hold your stock directly in your name through our transfer agent), or a vote instruction form ("VIF") for beneficial owners (if your shares are held in "street name" such as in a stock brokerage account, by a bank or other nominee). Whether you are a registered stockholder or hold any of your shares in "street name," you may vote in the following ways:

By Phone	By Internet
If you received or requested printed copies of the proxy materials by mail, in the U.S. or Canada, vote by dialing the number on the proxy card/VIF	Follow the instructions included on the proxy card/VIF or Notice of Internet Availability
By Mail	In Person
If you received or requested printed copies of the proxy materials by mail, vote by marking, dating and signing the proxy card or VIF and returning it promptly in the envelope provided	Attend the Meeting and vote in person. If you hold any shares in "street name," you may not vote in person unless you bring with you a legal proxy from the organization that holds your shares

In all cases, the deadline for voting by telephone or via the Internet is 11:59 p.m., Eastern Time, on May 18, 2015.

Can I change my vote?

Yes. You may revoke your proxy at any time prior to the voting at the Meeting if, in accordance with the voting procedures described above, you:

•vote again (including by phone or Internet by the applicable deadline); or

•complete, sign, date and return a new proxy card or VIF with a later date; or

•give timely written notice of such revocation to our Corporate Secretary at 6 Sylvan Way, Parsippany, N.J. 07054; or

•attend the Meeting and vote in person.

What if I do not vote for some of the proposals?

Shares of Common Stock represented by proxies received by the Company (whether through the return of a proxy card or VIF), that do not contain voting instructions, or if you vote by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:

•"FOR" the election of all ten nominees for the Board of Directors (Proposal No. 1);

•"FOR" the ratification of the appointment of auditors (Proposal No. 2); and

•"FOR" the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3).

How do participants in savings plans vote?

If you hold shares of Common Stock in the "Avis Budget Group, Inc. Employee Savings Plan" or the "AB Car Rental Services Retirement Savings Plan for Bargaining Hourly Employees" (collectively, the "Savings Plans"), you will receive a proxy card that covers shares of Common Stock held for you in the Savings Plans. In accordance with the provisions of the Savings Plans, the respective trustees will vote your shares of Common Stock as you have directed. To the extent such instructions are not received prior to noon, Eastern Time, on May 12, 2015, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which it has not received instructions proportionately in accordance with the shares of Common Stock for which it has received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, Eastern Time, on May 12, 2015. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

Do I need a ticket to attend the Meeting?

Yes. Admission will be by ticket only. Admission to the Meeting will be expedited if tickets are obtained in advance.

•Registered stockholders: bring the bottom portion of the proxy card enclosed with this Proxy Statement (or obtained via the Internet) as your Meeting ticket. Notices will not be accepted as a Meeting ticket.

•Beneficial owners: if you own shares of Common Stock through an intermediary, such as a bank or broker, request tickets in writing from the Corporate Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. Please include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership as of the Record Date.

•Stockholders without advance tickets: stockholders who do not obtain tickets in advance may obtain tickets on the Meeting date at the registration desk upon verifying their stock ownership as of the Record Date.

Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Tickets may be issued to others at the discretion of the Company. In accordance with the Company's security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Cameras and recording devices will not be permitted at the Meeting.

How can I find the voting results of the Annual Meeting?

Voting results will be tallied by the inspector of election. The Company will report the final results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Meeting.

How can I access the Company's proxy materials and annual report electronically?

This Proxy Statement and the Company's 2014 Annual Report may be viewed online at www.edocumentview.com/CAR. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent's website at www.envisionreports.com/CAR. If you choose this option, you will receive a proxy form in April 2016 listing the website locations where proxy materials will be posted and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

How does a stockholder nominate someone to be a director?

Director nominations may be made by a stockholder so long as the qualifying stockholder follows the procedures outlined in the amended and restated by-laws of the Company. Pursuant to our by-laws, for a nomination to be made by a stockholder, such stockholder must have given the proper notice within the specific time limits set forth in the relevant provision therein. For the 2016 annual meeting, the Company must receive this notice on or before February 19, 2016. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company and should include the information required for stockholder nominations set forth in the Company's by-laws.

A copy of the full text of the Company's by-law provision describing the procedure for stockholder nominations may be accessed in the "Investor Relations—Corporate Governance" section of the Company's website at www.avisbudgetgroup.com. Nothing contained in any section of the Company's website is incorporated by reference into this Proxy Statement.

Corporate Governance

Board of Directors

The Board of Directors (the "Board") currently consists of ten members. Each of the directors elected at the Meeting will serve for a term of one year expiring at the 2016 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The name of each present director, his or her position with the Company, and principal occupations and directorships held with other public companies during the past five years are set forth below. In addition to the information presented below regarding each director's experience, skills and attributes that contribute to the effectiveness of the Board as a whole, each director possesses valuable business management and leadership experience, demonstrates an ability to exercise sound judgment and business acumen, and brings unique perspective to the Board.

Biographical Information for Nominees

MR. RONALD L. NELSON

Chairman since August 2006
Board Committees: Executive (Chair)

Mr. Nelson, age 62, has been Chairman and Chief Executive Officer of Avis Budget Group, Inc. since August 2006, and was a member of the Board of Cendant Corporation (as we were previously known) from April 2003 to August 2006. Mr. Nelson held several executive finance and operating roles, starting in April 2003, with Cendant Corporation, including as Chief Financial Officer and President. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson serves on the boards of Convergys Corporation and Hanesbrands, Inc., which both file reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Specific Qualifications, Attributes, Skills and Experience:

•Chief Executive Officer, Chief Financial Officer and Chief Operating Officer experience

•Extensive Company and industry experience

•Significant operating and financial experience

MR. ALUN CATHCART

Board Committees: Audit

Mr. Cathcart, age 71, has been a director since October 2011. Mr. Cathcart was non-executive Chairman of the Board of Avis Europe Plc from May 2004 through October 2011 and also served as Chairman of the Nominations Committee and a member of the Remuneration Committee. Mr. Cathcart served as a member of the Board of Avis Europe from 1997 until it was acquired by Avis Budget Group in 2011. From 1983 to 1999, Mr. Cathcart was Chairman and Chief Executive of Avis Europe and he also served as Interim Chief Executive from November 2003 until March 2004. Mr. Cathcart spent 14 years in executive positions in the transportation industry before joining Avis Europe in 1980. Mr. Cathcart serves as Chairman of Palletways Group Limited.

Specific Qualifications, Attributes, Skills and Experience:

•Chief Executive Officer experience

•Extensive Company and industry experience

•Broad international experience, particularly in Europe

•Financial expertise

MS. MARY C. CHOKSI

Board Committees: Audit, Corporate Governance

Ms. Choksi, age 64, has been a director since March 2007. Ms. Choksi is a founding partner and Senior Managing Director of Strategic Investment Group, an investment management group founded in 1987, which designs and implements global investment strategies for large institutional and individual investors. Within Strategic, Ms. Choksi is a member of the investment strategy group charged with overseeing the asset mix of globally diversified client portfolios, supervises reporting to all clients and has responsibilities in corporate planning. Ms. Choksi was also a founding partner and, until May 2011, a Managing Director at Emerging Markets Investors Corporation ("EMI"). EMI and its successor, Ashmore EMM, manage portfolios of marketable equities in the emerging markets of Asia, Europe, Latin America, Africa and the Middle East on behalf of institutional and private investors. Prior to the establishment of Strategic and EMI, Ms. Choksi worked in the Pension Investment Division of the World Bank, which was responsible for investing the institution's pension plan. Before joining the Bank's finance complex, she worked for nine years in the development arm of the Bank, working on South and Southeast Asia. Ms. Choksi also serves on the board of Omnicom Group Inc., which files reports pursuant to the Exchange Act, and is a member of Omnicom's Audit and Finance Committees. Ms. Choksi also serves as a trustee of various mutual funds in the Franklin Funds family.

Specific Qualifications, Attributes, Skills and Experience:

•Financial and executive management expertise

•Broad international experience

•Diverse personal background

MR. LEONARD S. COLEMAN

Presiding Director

Board Committees: Compensation, Corporate Governance (Chair)

Mr. Coleman, age 66, has been a member of the Board of Avis Budget Group, Inc. since August 2006, and was a member of the Board of Cendant Corporation (as we were previously known) from 1997 to August 2006. Mr. Coleman was a Senior Advisor to Major League Baseball from 1999 to December 2005. Mr. Coleman was the President of The National League of Professional Baseball Clubs from 1994 to 1999, having served from 1992 to 1994 as Executive Director, Market Development of Major League Baseball. Previously, Mr. Coleman was a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as commissioner of the New Jersey Department of Community Affairs and the Department of Energy, and chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. He also served as the vice chairman of the State Commission on Ethical Standards, and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. Mr. Coleman is also a director of the following corporations which file reports pursuant to the Exchange Act: Aramark Holdings Corporation, Electronic Arts Inc. and Omnicom Group Inc.

Specific Qualifications, Attributes, Skills and Experience:

•History with the Company

•Public service background

•Executive management experience

•International experience

•Diverse personal background

MR. JEFFREY H. FOX

Mr. Fox, age 53, has been a director since July 2013. Mr. Fox is a principal of The Circumference Group LLC, an investment and advisory firm which he founded in 2009. Mr. Fox was President and Chief Executive Officer of Convergys Corporation from 2010 to November 2012, and then Executive Chairman until April 2013. Previously, Mr. Fox worked for Alltel Corporation as Chief Operating Officer from 2007 through 2008, and as Group President from 2003 until 2007. Prior to joining Alltel, Mr. Fox worked in investment banking for ten years with Stephens Inc., preceded by two years with Merrill Lynch, specializing in mergers and acquisitions advisory services. Mr. Fox also currently serves as non-executive Chairman of the Board of Convergys Corporation, a company that files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•Chief Executive Officer and Chief Operating Officer experience

•Technology expertise

•Significant operating experience

•Financial expertise

MR. JOHN D. HARDY, JR.

Board Committees: Compensation (Chair)

Mr. Hardy, 71, has been a director since April 2008. From 1973 until his retirement in 2008, Mr. Hardy was first an associate and later a partner at the law firm of O'Melveny & Myers LLP where he practiced corporate and securities law and served on the firm's compensation and bonus committee. From June 2008 through June 2009, Mr. Hardy was a partner at the law firm of Venable LLP, where he focused on recruitment and practice development for the firm's West Coast business practice.

Specific Qualifications, Attributes, Skills and Experience:

•Extensive legal background

•Significant securities law expertise

•Compensation experience

MS. LYNN KROMINGA

Board Committees: Audit, Compensation

Ms. Krominga, age 64, has been a director since October 2006. Ms. Krominga is a management consultant and attorney. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital investors, in which capacity she served in a number of operating and board positions, including Chief Executive Officer of Fashion Wire Daily, Inc.; Director and member of the Audit Committee of AHAVA, a global cosmeceuticals company; and advisor to London-based Apax Partners for acquisitions in Israel and the United States. She is the former President (and founder) of the Revlon Worldwide Licensing Division, and previously served as General Counsel and as International Counsel for Revlon's global operations. Until January 2013 (when the company was sold), Ms. Krominga served as Lead Director of Sunrise Senior Living, Inc. From March through November 2008, she served as Chairman of the Board of Sunrise Senior Living (until the former CEO assumed that role); as Chairman of the Compensation Committee from 2008 to 2011; and as a member of the Audit, Compensation and Governance Committees from 2007 to 2013. Prior to joining Revlon, she was an attorney at American Express Company and an associate at Cleary, Gottlieb, Steen & Hamilton. Ms. Krominga also currently serves on the Board of Advisors of the University of Minnesota Law School.

Specific Qualifications, Attributes, Skills and Experience:

•Significant legal, governance, licensing and regulatory expertise

•International experience

•Executive management experience and financial expertise

•Diverse personal background

MR. EDUARDO G. MESTRE

Board Committees: Executive

Mr. Mestre, age 66, has been a director since July 2008. Mr. Mestre has been Senior Advisor of Global Advisory at Evercore Partners Inc., an independent investment banking advisory firm, since April 2014. From February 2012 until April 2014, he was a Senior Managing Director and Chairman of Global Advisory of Evercore Partners, and from October 2004 until February 2012, he was a Vice Chairman of Evercore Partners. Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he held during a 27-year career there. Mr. Mestre also serves as a director of Comcast Corporation, a company that files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•Financial expertise

•Extensive advisory experience

•Diverse personal background

MR. F. ROBERT SALERNO

Board Committees: Executive

Mr. Salerno, age 63, has been a director since August 2006. Mr. Salerno was previously Vice Chairman of the Company from June 2010 through December 2011, and President and Chief Operating Officer of the Company from August 2006 to June 2010. For nearly 30 years, Mr. Salerno held numerous leadership positions with the Company, including as chief executive of Cendant's vehicle rental business and as President and Chief Operating Officer of Avis from 1996 to November 2002. Mr. Salerno serves on the board of Norwegian Cruise Line Holdings, Ltd., which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•Chief Operating Officer experience

•Extensive Company and industry experience

•Significant operating experience

MR. STENDER E. SWEENEY

Board Committees: Audit (Chair), Corporate Governance

Mr. Sweeney, age 76, has been a director since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years of which as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•Operating experience

•Accounting expertise

•Financial expertise

Functions and Meetings of the Board of Directors

The Company's corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company's corporate governance practices can be accessed in the "Investor Relations—Corporate Governance" section of the Company's website at www.avisbudgetgroup.com.

Director Independence

To determine director independence, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director's independence in accordance with the listing standards of the NASDAQ Stock Market LLC ("NASDAQ") and pursuant to our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director's and his or her family members' relationships with the Company and its subsidiaries, affiliates, executive officers and auditors and his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years.

After evaluating the factors described above, the Board of Directors has affirmatively determined that nine of our current directors are independent in accordance with NASDAQ corporate governance listing standards and our own director independence criteria.

Independent Directors
Alun Cathcart Mary C. Choksi Leonard S. Coleman Jeffrey H. Fox	John D. Hardy, Jr. Lynn Krominga Eduardo G. Mestre F. Robert Salerno Stender E. Sweeney

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on these committees are independent based upon NASDAQ corporate governance listing standards and our own director independence criteria.

Board Leadership Structure

Our current Board leadership structure consists of:

•Chairman of the Board and CEO: Ronald L. Nelson;

•Presiding Director (our independent lead director): Leonard S. Coleman; and

•Fully independent Compensation, Corporate Governance and Audit Committees.

The Board of Directors, which is comprised of individuals who have extensive experience with board processes, has determined that the current leadership structure, as described above, best serves the Company and its stockholders. The Board of Directors believes that a combined Chairman of the Board and Chief Executive Officer, at this time, promotes unified direction for the Company and demonstrates for all stakeholders that the Company is under strong leadership by allowing a single person to have primary responsibility for managing operations and a clear focus on executing business plans and strategic initiatives.

Having a Chairman who also serves as CEO allows timely communication with the Board on critical business matters given the global reach of our business. A combined CEO/Chairman of the Board position also eliminates the potential for confusion or a duplication of efforts and the role of an independent lead director, as further discussed below, adequately addresses any concerns over maintaining such a combined leadership role. Mr. Nelson, who possesses extensive financial, operating and management experience, and brings significant executive and leadership experience with the Company as well as substantial board experience, has served in the dual role of Chairman of the Board and Chief Executive Officer since 2006. Under Mr. Nelson's leadership, the Company has grown significantly and has become a global enterprise.

The position of Presiding Director was established by the Board of Directors to designate an independent lead director whose primary responsibilities include:

•presiding at all meetings of the Board at which the Chairman of the Board is not present, including periodic executive sessions of the independent members of the Board of Directors;

•serving as liaison between the Chairman of the Board and the independent directors;

•advising the Chairman of the Board with respect to information, meeting schedules and agendas sent to the Board;

•providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities, including the authority to call meetings of the independent directors of the Board; and

•serving as the principal liaison for stockholder communications directed specifically to the Board.

Such delegation of well-defined responsibilities to a lead independent director helps ensure that an appropriate counter-balancing leadership structure is in place. The independent members of the Board of Directors have designated Mr. Coleman to serve in the position of Presiding Director. Mr. Coleman brings a history of leadership experience as a lead independent director.

Risk Management and Risk Assessment

Management is responsible for assessing risk and for day-to-day risk management activities. The Board executes its oversight responsibility for risk assessment and risk management, acting directly and through its Committees, as follows:

Board/Committee	Responsibility/Role
Audit Committee	•	Assists in the Board's oversight of the Company's:
• major financial risk exposures and the steps management has undertaken to control such risks; and
• compliance with legal and regulatory requirements.
Compensation Committee	•	Oversees risks associated with its respective area of responsibility, including, among other things, risks associated with our compensation policies and practices with respect to executive compensation.
Corporate Governance Committee	•	Oversees risks associated with its respective area of responsibility, including corporate governance.
Full Board	•	Receives reports from the Committees, which are provided at every regular Board meeting.
	•	Considers specific risk topics.
	•	Receives regular reports from members of senior management that include discussion of the risks and exposures involved in their respective areas of responsibility. Such reports are provided in connection with and discussed at Board meetings.

In 2015, consistent with past practice, management reviewed the Company's compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company's incentive compensation programs applicable to all employees with the chairmen of the Audit and Compensation Committees and the compensation consultant engaged by the Compensation Committee to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, mitigating features of the Company's incentive compensation programs were considered, including: (1) the Company's recoupment policies; (2) that virtually all of the Company's annual incentive programs allow for "downward discretion," which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there were no recommended changes to the Company's incentive compensation programs.

Communicating with the Board of Directors

Stockholders and other interested parties may send communications directly to the Board of Directors by writing to the following address:

•Board of Directors, c/o the Corporate Secretary, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054.

In addition, all parties interested in communicating directly with the Presiding Director or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director c/o the Corporate Secretary or via e-mail at presiding.director@avisbudget.com. The Presiding Director is responsible for reviewing and distributing all interested parties' communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company's principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the "Investor Relations—Corporate Governance" section of the Company's website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held five meetings during 2014. In 2014, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served. We expect all directors to attend each regularly scheduled Board of Directors meeting. Attendance at the Company's annual meeting of stockholders is strongly encouraged, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Corporate Governance Committee to be present at each annual meeting. The 2014 annual meeting of stockholders was attended by nine directors.

Committees of the Board of Directors

The standing committees of the Board include: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Executive Committee.

Name	Audit	Compensation	Corporate Governance	Executive
Alun Cathcart	✓
Mary C. Choksi	✓		✓
Leonard S. Coleman		✓	Chair
Jeffrey H. Fox
John D. Hardy, Jr.		Chair
Lynn Krominga	✓	✓
Eduardo G. Mestre				✓
Ronald L. Nelson				Chair
F. Robert Salerno				✓
Stender E. Sweeney	Chair		✓
Committee Meetings Held in 2014	8	8	4	--*
*	The Executive Committee acted solely by unanimous consent in 2014.

The charters of each of the Audit, Compensation and Corporate Governance Committees, respectively, can be found in the "Investor Relations—Corporate Governance" section of the Company's website at www.avisbudgetgroup.com.

Audit Committee

The Audit Committee assists in the Board's oversight of:

•the integrity of the Company's financial statements;

•the Company's independent auditors' qualifications and independence;

•the performance of the Company's independent auditors and the Company's internal audit function;

•the Company's compliance with legal and regulatory requirements;

•the Company's systems of disclosure controls and procedures, and internal controls over financial reporting; and

•the Company's major financial risk exposures and the steps management has undertaken to control such risks.

The Audit Committee has the power and authority to engage the independent auditor, review and approve the services and terms of all audits, review and discuss with management the Company's annual audited and quarterly financial statements, and review the adequacy and effectiveness of the Company's accounting and internal control policies and procedures.

The Board of Directors has determined that all members of the Audit Committee are independent directors under the Company's Director Independence Criteria and within the meaning of applicable NASDAQ rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that each member of the Audit Committee qualifies as an "audit committee financial expert" as defined by the rules of the SEC, thereby satisfying NASDAQ's "financial sophistication" requirement.

Compensation Committee

The primary responsibilities of the Compensation Committee include to:

•review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and determine and approve the Chief Executive Officer's compensation;

•review and approve individual elements of total compensation for our other executive officers;

•review and approve our annual and long-term incentive compensation programs and plans;

•review and approve all stock option and other equity awards;

•assess the results of the Company's most recent advisory vote on executive compensation; and

•evaluate whether compensation arrangements for executive officers incentivize unnecessary risk-taking.

We refer you to "Executive Compensation" below for additional information regarding the Compensation Committee's processes and procedures.

The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with NASDAQ listing standards and the Company's Director Independence Criteria, an outside director for purposes of Section 162(m) of the Internal Revenue Code (the "Code"), and a non-employee director for purposes of Section 16 of the Exchange Act.

Corporate Governance Committee

General

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Board of Directors has determined that each of the current members of the Corporate Governance Committee qualifies as an independent director under applicable NASDAQ rules and the Company's Director Independence Criteria.

In 2015, the Corporate Governance Committee voted to waive the mandatory retirement age contained in our Corporate Governance Guidelines with respect to Mr. Sweeney's 2015 Board nomination. In reaching this determination, the Corporate Governance Committee considered Mr. Sweeney's extensive knowledge and experience, his deep understanding of the Company's business and his leadership as Chair of the Audit Committee, and concluded that the Corporation would benefit from his continued service as a member of the Board. The Corporate Governance Committee will re-evaluate this waiver of Mr. Sweeney's retirement on an annual basis.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from stockholders for candidates to be nominees for director positions. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, and should include the following: (a) the name of the stockholder and evidence of such stockholder's beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate's resume or a listing of his or her qualifications to be a director of the Company and such candidate's consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the by-laws of the Company and under the caption "Stockholder Proposals for 2016 Annual Meeting" below.

The process for identifying and evaluating candidates to be nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm which would help the Board to identify candidates. These candidates are evaluated by the Corporate Governance Committee by reviewing such candidates' biographical information and qualifications and checking the candidates' references. Qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from this interview and other information, the Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or elect the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate candidates to be nominees for director positions recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

Diversity

While the Board has not adopted a formal policy with respect to diversity, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin, and as specified in its charter, considers diversity in the mix of qualifications, experience, attributes or skills considered in its process of identifying and evaluating candidates to be nominees to the Board of Directors.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors.

Succession Planning

The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each senior executive position, all of whom have been designated as members of our Senior Leadership Team ("SLT"). Our Board of Directors believes that effective succession planning, and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength, and optimizing overall business development, operating performance, profitability and shareholder value. As such, based upon a review of recommendations made by senior management, the Board of Directors has developed a list of critical attributes and has implemented a formal assessment process employing an external advisor to assess and develop successor candidates not only for the position of Chief Executive Officer but for each senior executive level position held by a SLT member. In order to ensure that qualified candidates are available for such SLT positions, the Board of Directors oversees the development of internal candidates, maintains talent development plans to strengthen the skills and qualifications of such candidates and would be responsible, if necessary, for the identification of suitable external successor candidates. The Board of Directors has also developed an "emergency" succession plan in the event of an unexpected disability or inability of our Chairman and Chief Executive Officer to perform his duties.

Related Person Transactions

There are no related person transactions that require reporting under SEC rules. The Company has adopted written procedures for the review, approval or ratification of transactions with related persons that apply to any transaction, arrangement or relationship in which:

•the Company (including any of its subsidiaries) was, is or will be a participant; and

•any related person (i.e., a director, executive officer or director nominee, any greater than 5% beneficial owner, any immediate family member of the foregoing, or any entity in which any of the foregoing persons is employed, or is a partner, principal or in a similar position, or has any greater than 5% beneficial interest) had, has or will have a direct or indirect interest.

Under the Company's related persons policy, transactions with related persons are reviewed in advance by the General Counsel and Chief Compliance Officer and the Corporate Secretary of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officers that the transaction is a related person transaction and the amount involved exceeds $120,000:

•The transaction will be submitted to the Audit Committee, or, under certain circumstances, to the Chairman of the Audit Committee (the "Chair").

•The Audit Committee or the Chair will then consider all relevant facts and circumstances available.

•The Audit Committee or the Chair will approve only those transactions, determined in good faith to be in, or are not inconsistent with, the best interests of the Company and its stockholders.

The Audit Committee reviews on an annual basis contributions by the Company in excess of $1,000, in the aggregate (other than contributions made pursuant to the Company's matching contribution program for employees and directors), to a charitable organization at which a related person is actively involved with fund-raising or serves as a director, trustee or in a similar capacity.

Shareholder Engagement

We regularly conduct engagement and outreach efforts in order to communicate with existing and prospective shareholders, lenders, research analysts, rating agencies, governance firms and others. In 2014, our key engagement activities included numerous group and one-on-one investor meetings, an investor day with presentations from several members of senior management, conference calls following each of our quarterly earnings releases, presentations at various investor conferences, and our 2014 Annual Meeting of Stockholders. Numerous members of management, in addition to our Chief Executive Officer and Chief Financial Officer, participated in these activities, each of which contained opportunities for shareholders and other constituents to ask questions and provide feedback to management. In addition, certain of our independent Board members attended investor meetings in 2014.

Our investor relations department is the key point of contact for shareholder interaction with the Company. Stockholders and other interested parties may access investor information about our Company through our website at www.avisbudgetgroup.com. The investor relations department coordinates institutional investor meetings with management, appearances at investor conferences and our quarterly earnings calls. We will also consider shareholder requests to meet with members of our Board of Directors on a case-by-case basis, and members of our Board have attended meetings with institutional investors and shareholders on occasion in the past, in addition to attending the Annual Meeting of Stockholders.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of shares of Common Stock as of March 1, 2015, by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and each of its named executive officers ("NEOs"), and (iii) all of the Company's directors, NEOs and current executive officers, as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)		Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 Days(3)
Principal Stockholders**:
SRS Investment Management, LLC(4) 1 Bryant Park, 39th Floor New York, N.Y. 10036	10,000,000		9.4%	—
Morgan Stanley(5) 1585 Broadway New York, N.Y. 10036	6,323,810		6.0%	—
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, Pa. 19355	6,202,518		5.8%	—
Glenview Capital Management, LLC(7) 767 Fifth Avenue, 44th Floor New York, N.Y. 10153	5,441,647		5.1%	—
Iridian Asset Management LLC(8) 276 Post Road West Westport, Conn. 06880	5,395,808		5.1%	—

Directors and Named Executive Officers(9)(10):
Ronald L. Nelson(11)	1,428,093		1.3%	585,000
Alun Cathcart	19,334		*	19,334
Mary C. Choksi	55,680		*	21,580
Leonard S. Coleman	50,996		*	23,986
Jeffrey H. Fox	3,440		*	3,440
John D. Hardy, Jr.	20,141		*	19,186
Lynn Krominga	21,894		*	15,967
Eduardo G. Mestre	26,767		*	25,467
F. Robert Salerno	30,672		*	10,955
Stender E. Sweeney	35,018		*	34,032
Larry D. De Shon	186,533		*	—
Thomas M. Gartland	12,013		*	—
Patric T. Siniscalchi	79,648		*	—
David B. Wyshner	246,603		*	65,604
All Directors, NEOs and Current Executive Officers as a group (19 persons)	2,467,092	(12)	2.3%	912,208	(13)

*	Amount represents less than 1% of outstanding Common Stock.
**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 1, 2015.
(1)	Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) vested stock option awards and (iii) restricted stock units that may be settled within 60 days of March 1, 2015.
(2)	Based on 106,238,999 shares of Common Stock outstanding on March 1, 2015.
(3)	Includes (i) vested stock option awards and (ii) restricted stock units that may be settled within 60 days of March 1, 2015.
(4)	Reflects beneficial ownership of 10,000,000 shares of Common Stock by SRS Investment Management, LLC and Karthik R. Sarma, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 17, 2015. Such Schedule 13G indicates that SRS Investment Management and Mr. Sarma share voting and dispositive power over the shares of Common Stock.
(5)	Reflects beneficial ownership of 6,323,810 shares of Common Stock by Morgan Stanley, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 5, 2015. Such Schedule 13G indicates that Morgan Stanley has sole voting power over 6,305,924 shares of Common Stock, shared voting power over 8,192 shares of Common Stock, and shared dispositive power over 6,323,810 shares of Common Stock.
(6)	Reflects beneficial ownership of 6,202,518 shares of Common Stock by The Vanguard Group, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 10, 2015. Such Schedule 13G indicates that The Vanguard Group has sole voting power over 71,904 shares, sole dispositive power over 6,139,814 shares and shared dispositive power over 62,704 shares of Common Stock.
(7)	Reflects beneficial ownership of 5,441,647 shares of Common Stock by Glenview Capital Management, LLC and Lawrence M. Robbins as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on December 22, 2014. Such Schedule 13G indicates that Glenview Capital Management and Mr. Robbins share voting and dispositive power over the shares of Common Stock.
(8)	Reflects beneficial ownership of 5,395,808 shares of Common Stock by Iridian Asset Management LLC, David L. Cohen and Harold J. Levy, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on January 29, 2015. Such Schedule 13G indicates that Iridian Asset Management, Mr. Cohen and Mr. Levy are deemed to have shared voting and dispositive power over the shares of Common Stock.
(9)	Includes shares of Common Stock underlying fully vested but unexercised options, as follows:

NEO	Shares of Stock Underlying Options
Mr. Nelson	585,000
Mr. Wyshner	65,604

(10)	For each non-employee director, (1) includes deferred stock units held under the Non-Employee Directors Deferred Compensation Plan, which, pursuant to the terms of the plan, will be distributed in the form of Common Stock on a one-to-one basis as soon as reasonably practicable following such director's retirement or termination of service from the Board for any reason ("Director Shares"), and (2) excludes deferred stock units held under the plan, which pursuant to the terms of the Plan will be distributed seven months following such director's retirement or termination of service from the Board for any reason ("Director Deferred Shares"), as follows:

Director	Director Shares	Director Deferred Shares	Director	Director Shares	Director Deferred Shares
Mr. Cathcart	19,334	—	Ms. Krominga	15,967	37,939
Ms. Choksi	21,580	35,584	Mr. Mestre	25,467	32,979
Mr. Coleman	23,986	45,301	Mr. Salerno	10,955	—
Mr. Fox	3,440	—	Mr. Sweeney	34,032	32,679
Mr. Hardy	19,186	34,889

(11)	Includes 15,472 shares of Common Stock held by a family trust for which Mr. Nelson's wife is a trustee. Mr. Nelson disclaims beneficial ownership of the shares held by the trust.
(12)	Excludes 219,371 Director Deferred Shares.
(13)	Represents 173,947 Director Shares, 575,000 shares of Common Stock underlying fully vested but unexercised options with a strike price of $0.79, 163,104 shares of Common Stock underlying fully vested but unexercised options with strike prices ranging from $11.53 to $30.04 and 157 shares of Common Stock underlying restricted stock units scheduled to vest within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2014 were timely made.

Executive Officers

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Ronald L. Nelson	Chief Executive Officer, President and Chief Operating Officer
David B. Wyshner	Senior Executive Vice President and Chief Financial Officer
W. Scott Deaver	Executive Vice President, Chief Strategy and Development Officer
Larry D. De Shon	President, International
Joseph A. Ferraro	President, Americas
Michael K. Tucker	Executive Vice President, General Counsel and Chief Compliance Officer
Edward P. Linnen	Executive Vice President, Chief Human Resources Officer
David T. Calabria	Vice President and Chief Accounting Officer

Biographical information for our Chief Executive Officer is set forth above under "Board of Directors—Biographical Information for Nominees." Biographical information for all other present executive officers is set forth below.

Name	Biographical Information
David B. Wyshner	Mr. Wyshner, age 47, has been Chief Financial Officer since August 2006. Mr. Wyshner also held the title of Executive Vice President and Chief Financial Officer from August 2006 through October 2011, when he was promoted to Senior Executive Vice President, and also served as Treasurer from August 2006 to November 2007. Previously, Mr. Wyshner held several key roles within Cendant, starting in 1999, including Executive Vice President and Treasurer, and Vice Chairman of the Travel Services Division, which included the Avis and Budget vehicle rental businesses. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.'s investment banking division.
W. Scott Deaver	Mr. Deaver, age 63, has been Executive Vice President, Chief Strategy and Development Officer since September 2012. Previously, Mr. Deaver held several positions with the Company, including as Executive Vice President, Strategy and Pricing and Executive Vice President, Marketing. Mr. Deaver started employment with one of the Company's predecessor companies in 1989.
Larry D. De Shon	Mr. De Shon, age 55, has been President, International since January 2015. Previously, Mr. De Shon held the title of President, EMEA from October 2011 until January 2015 and Executive Vice President, Operations from October 2006 through October 2011. Prior to joining the Company, Mr. De Shon spent 28 years at United Airlines, starting as a customer service representative and advancing to hold a number of positions of increasing responsibility during his tenure, including Senior Vice President positions in marketing, on-board service and global airport operations.

Name	Biographical Information
Joseph A. Ferrraro	Mr. Ferraro, age 58, has been President, Americas since January 2015. Previously, Mr. Ferraro held the title of Senior Vice President, North America Operations since October 2011. Mr. Ferraro joined the Company in 1979 and has served in various positions of increasing responsibility in the Company's North American operations.
Michael K. Tucker	Mr. Tucker, age 57, has been Executive Vice President, General Counsel and Chief Compliance Officer since April 2010. Prior to joining the Company, Mr. Tucker was in private practice, serving as managing partner at the law firm of Tucker Associates and Of Counsel at the law firm of Lowe & Savage from 2007. Prior thereto, Mr. Tucker was Division General Counsel with Tyco International Ltd. from 2005. Prior to joining Tyco, Mr. Tucker served in senior legal positions with General Electric Company, including division senior counsel of GE Transportation and senior vice president and general counsel of GE Capital International Services. Prior to joining General Electric, Mr. Tucker was associated with the law firms of Ballard Spahr Andrews & Ingersoll, Bingham Dana LLP, and Csaplar & Bok.
Edward P. Linnen	Mr. Linnen, age 45, has been Executive Vice President, Chief Human Resources Officer since January 2015. Previously, Mr. Linnen held the title of Senior Vice President, Chief Human Resources Officer from February 2013 until January 2015, and Senior Vice President, Human Resources for North America from October 2011 through February 2013. Mr. Linnen joined the Company in 2001, and served in several positions in the Company's human resources function, including as Vice President, Labor Relations & International Human Resources, Vice President, Domestic Human Resources, and Field Human Resources Director. Prior to joining the Company, Mr. Linnen served in various positions within human resources at Kraft Foods Inc. and Nabisco, Inc.
David T. Calabria	Mr. Calabria, age 40, has been Vice President and Chief Accounting Officer of the Company since May 2014. Mr. Calabria joined the Company in 2004 and held roles of increasing responsibility within the Company's Treasury function, including as Vice President and Assistant Treasurer. Prior to joining the Company, Mr. Calabria was a Vice President in ABS Conduit Administration at JPMorganChase Bank and was an accountant with PricewaterhouseCoopers.

Executive Compensation

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information regarding our financial results discussed below. In this proxy statement, we refer to Adjusted EBITDA, which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. This non-GAAP measure is a performance metric in our incentive programs and a reconciliation is provided under "Analysis of 2014 Pay Decisions." When we refer to "the Committee" in this "Executive Compensation" section, we are referring to the Compensation Committee.

Executive Summary

2014 Company Performance

Our Company experienced a record year in 2014. Our revenue increased 7% to $8.5 billion and our Adjusted EBITDA increased 14% to $876 million. We made further progress with respect to our key strategic initiatives. We achieved higher rental volume and increased year-over-year pricing in North America and increased margins worldwide, despite an uncertain and uneven economic environment. Reflecting our performance, our stock price increased 64% from December 31, 2013 to December 31, 2014.

2014 Strategic Accomplishments

In 2014, the Company also achieved the following:

•acquired its Budget licensees in Southern California, and Las Vegas as well as Edmonton, Alberta, Canada and also re-acquired the right to operate the Budget brand in Portugal;

•repurchased 5.7 million shares of its common stock at a cost of $300 million;

•took action to further streamline its administrative infrastructure through the launch of a restructuring program designed to increase the global standardization and consolidation of non-rental-location functions over time;

•continued to expand the use of new yield management systems that the Company has designed to optimize its decision-making with respect to pricing and fleet management; and

•achieved incremental synergies from the integration of acquired businesses.

2014 Compensation

Base salaries, and annual and long-term incentive opportunities for our named executive officers ("NEOs") in 2014 were generally consistent with 2013 levels, with the exception of the long-term incentives awarded to our Chief Executive Officer ("CEO") and our President, International. The Committee approved increased long-term incentives in 2014 for these officers to recognize performance and in connection with the extension of our CEO's employment agreement and with our President, International's agreement to continue his foreign service assignment. Actual annual incentive payouts for 2014 reflect the achievement of 103% of the global Adjusted EBITDA goal and, with the exception of Latin America/Asia-Pacific, above-target regional performance.

As in prior years, compensation* for our NEOs in 2014 was significantly performance-based, as illustrated below:

*	Pay mix reflects values as disclosed in the Summary Compensation Table, excluding Other Compensation, which represented 6% or less of total compensation for each NEO other than our President, International, who received expatriate and relocation benefits in 2014, including expatriate tax reimbursement.

Compensation Practices

We believe that our compensation programs reflect sound practices, such as:

•executive stock ownership guidelines with significant share ownership requirements;

•an executive compensation recoupment (or "clawback") policy with respect to incentive compensation;

•a policy prohibiting executives from entering into speculative (or hedging) transactions in our securities;

•no excise tax gross-up or single-trigger change-in-control provisions;

•no tax gross-ups on executive perquisites except with respect to relocation and expatriate benefits; and

•a relative total shareholder return performance metric included in our performance-based long-term incentive awards.

Our Named Executive Officers

This discussion addresses executive compensation in 2014 for our named executive officers, who are:

•Ronald L. Nelson—Chairman and Chief Executive Officer (our "CEO");

•David B. Wyshner—Senior Executive Vice President and Chief Financial Officer (our "CFO");

•Thomas M. Gartland—Former President, North America;

•Larry D. De Shon—President, International; and

•Patric T. Siniscalchi—Former President, Latin America/Asia-Pacific.

Effective December 31, 2014, Mr. Gartland and Mr. Siniscalchi retired from their positions as President, North America and President, Latin America/Asia-Pacific, respectively. Mr. Gartland and Mr. Siniscalchi have agreed to assist us with transition of their duties and responsibilities on a consulting basis. For additional information regarding our agreements with Messrs. Gartland and Siniscalchi, please see "Employment Agreements and Other Arrangements." Mr. De Shon assumed responsibility for the Company's Asia-Pacific operations and the title of President, International effective January 1, 2015 (he was formerly President, Europe, Middle East and Africa (EMEA)). Joseph Ferraro assumed responsibility for the Company's operations in North America and Latin America and was appointed President, Americas, effective January 1, 2015, as further discussed under "Executive Officers."

Mr. De Shon, Mr. Gartland and Mr. Siniscalchi are sometimes referred to herein as the "Regional Presidents." Mr. Gartland and Mr. Siniscalchi are sometimes referred to herein as the Former President, NA and the Former President, LA/AP, respectively.

Philosophy, Components and Mix of Executive Compensation

"Pay for performance" continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of appropriately challenging performance goals and aligning our executives' objectives with our stockholders' interests. The Committee also believes that executive compensation should be designed to attract and retain a high-caliber leadership team and take into consideration competitive practices and the overall market for executive talent.

Compensation for our NEOs is typically comprised of the following components:

Component	Function and Objective
Base Salary	Base salaries are paid in the form of cash and provide a fixed and competitive form of annual compensation for the performance of primary responsibilities at a level consistent with each executive's experience and role. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent.
Annual Incentive Awards	Annual incentives are comprised of annual performance-based cash incentive opportunities, and reward our executives upon achieving or exceeding specific annual performance goals using performance metrics approved by the Committee and that the Company believes are appropriate measures of operational and financial performance.
Long-Term Incentive Awards	Long-term incentive awards are designed to attract and retain a highly qualified executive team, align executive rewards with stockholder interests, provide an incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for the Company's stockholders.
Other Compensation	We provide certain health, life insurance, disability and retirement benefits, which are all part of our broad-based employee benefits program. Retirement benefits for our NEOs (other than our Former President, LA/AP) are limited to (i) deferrals under the Company's deferred compensation plan for executives, which the Company matches up to a maximum of 6% of base salary and annual incentive, and/or (ii) participation in our 401(k) plan. Other executive benefits and perquisites include auto use and financial planning services. Certain of our NEOs also are provided with limited personal use of Company aircraft services.

Analysis of 2014 Pay Decisions

2014 Compensation for our CEO

Consistent with 2013, for 2014, the Committee maintained for our CEO an annual base salary of $1.15 million and a target payout of 150% of base salary for the annual performance-based incentive, as further described under "Annual Incentive Program for all NEOs." The Committee also awarded our CEO a long- term incentive opportunity, with a grant date target value of $4.5 million, representing a $1.0 million increase in grant date target value compared to 2013. This increase was approved in connection with the extension of our CEO's employment agreement through the end of 2015 and in light of the Company's strong performance as reflected in the Company's stock price, which increased over 100% in 2013. Under our CEO's extended employment agreement, the Board has the ability to extend the term of the agreement to December 31, 2016 and appoint our CEO as Executive Chairman of the Board.

The long-term incentive award is predominantly performance-based, with 70% of the target award subject to the attainment of performance goals. The Committee determined that a long-term incentive award comprised of a mix of predominantly performance-based restricted stock units ("PSUs") was appropriate, considering our pay-for-performance philosophy. The target award consists of 59,966 PSUs and 25,700 time-based restricted stock units ("RSUs"). Each award component generally requires our CEO to remain employed through December 31, 2015 to coincide with the current termination date set forth in our employment agreement with our CEO, and the RSU award is scheduled to vest in full on such date.

For the PSUs, the Committee selected as a performance goal the relative total shareholder return of our Company's stock compared to that of the companies comprising the Russell 1000 Index ("Relative TSR") with a three-year measurement period in accordance with past practice for CEO long-term incentive awards. However, the Committee also acknowledged that achievement of $950 million to $1.0 billion of Adjusted EBITDA in 2015 would be a significant achievement and important milestone for the Company. Accordingly, the award provides for vesting based on Relative TSR as set forth below, however, the award can also vest at threshold through target levels (i.e., 50% to 100% of target) in January 2016 if Adjusted EBITDA for 2015 is $950 million to $1.0 billion, after giving pro forma effect to certain acquisition synergies and other strategic initiatives.

Relative TSR (compared to the Russell 1000 Index) over Three-Year Measurement Period ending January 22, 2017*	Achievement Level** (as a % of target units awarded)
75th Percentile or Higher	150%
Median of Index	100%
35th Percentile	50%
25th Percentile	25%
<25th Percentile	0%

*Based on average closing prices for the 90-trading day periods prior to the beginning and end of the performance period.
**Straight-line interpolation is used for achievement between the specified goals.

Base Salaries for our CFO and Regional Presidents

The Committee maintained base salaries for our CFO and Regional Presidents consistent with 2013 levels, with the exception of our Former President, LA/AP, who received a 5% increase. Salaries for our NEOs are generally determined based on several factors, including past practice, reasonable comparability with Peer Group pay data and Survey Data (as described under "Consideration of Peer Groups and Survey Data") and each NEO's responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For our CFO, the Committee also considers the size and complexity of our balance sheet and capital structure. The Committee took into consideration increases approved in 2013 for our CFO and Regional Presidents when making decisions regarding 2014 base salaries.

Annual Incentive Awards for all NEOs

In establishing the 2014 annual incentive program, the Committee determined that target payouts as a percentage of base salary should remain consistent with 2013 levels. Accordingly, such targets for 2014 were 150% for our CEO and 100% for our other NEOs, with payout opportunities ranging from 25% to 200% of target.

Consistent with past practice, the performance metric for our 2014 annual incentive program was Adjusted EBITDA, which is a key measure of operational and financial performance and is driven by profitable sales and our strategic plan. The performance goals, presented below, were set based on the Company's 2014 business plan. At target, the global goal represented an increase of more than 10% compared to 2013 Adjusted EBITDA.

Achievement Level	Payout Opportunity (% of Target)*	2014 Adjusted EBITDA Goals (Dollars in Millions)
		Global**	North America	EMEA	Latin America/ Asia-Pacific
Maximum	200%	$1,020	$710	$203	$161
Target	100%	$ 850	$592	$169	$134
Threshold	25%	$ 765	$533	$152	$121
*	Straight-line interpolation is used for achievement between the specified goals.
**	Includes unallocated corporate expenses.

For the 2014 annual incentive, global Adjusted EBITDA was $876 million1. Accordingly, actual payouts as a percentage of target were as follows:

NEO	Actual Payout (% of Target)	Regional Weighting
		Global	North America	EMEA	Latin America/ Asia-Pacific
CEO	115%	100%	—	—	—
CFO	115%	100%	—	—	—
Former President, NA	138%	25%	75%	—	—
President, International	115%	25%	—	75%	—
Former President, LA/AP	66%	25%	—	—	75%

1	Our definition of Adjusted EBITDA for compensation purposes includes adjustments in certain circumstances for significant acquisitions (as defined) and for certain other items; however, no such adjustments were made in calculating 2014 global Adjusted EBITDA for the annual incentive program. A reconciliation of global Adjusted EBITDA for the year ended December 31, 2014 to net income is set forth below (dollars are in millions):

Adjusted EBITDA		$876
Less:	Non-vehicle depreciation and amortization	180
	Interest expense related to corporate debt, net:
	Interest expense	209
	Early extinguishment of debt	56
	Restructuring expense	26
	Transaction-related costs	13
Income before income taxes		$392
Less:	Provision for income taxes	147
Net income		$245

We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income (loss) statement data prepared in accordance with generally accepted accounting principles and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Long-Term Incentive Awards for our CFO and Regional Presidents

Awards granted to our CFO and our Regional Presidents under our regular long-term incentive program for 2014 (the "2014 LTIP") had grant date target values consistent with 2013 values. Fifty percent of the target 2014 LTIP awards consisted of RSUs, which are scheduled to vest one-third on each of the first three anniversaries of the date of grant, and fifty percent consisted of PSUs, which are scheduled to vest on the third anniversary of the date of grant based on achievement of Adjusted EBITDA and Relative TSR goals. Vesting of both the RSUs and PSUs generally is subject to continued service.

The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to award recipients to effect retention and incentive goals, a general review of peer practices, the degree of alignment with stockholder interests, potential dilution and projected expense balanced with the value delivered to award recipients. Based on an analysis of these factors, the Committee determined that an equal mix, at target, of PSUs and RSUs would:

•align incentives with stockholders' focus on profitability and financial performance;

•reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and

•maximize retention of key employees over the longer term.

Adjusted EBITDA, with three-year cumulative goals, was selected as the primary performance metric for the 2014 LTIP awards due to the importance of this measure to our Company's long-term profitable growth. These goals were based on the Company's 2013 results, plus a growth rate over the performance period, consistent with past practice.

Adjusted EBITDA goals for the 2014 LTIP are as follows:

Achievement Level	Achievement Level* (as a % of target units awarded)	Cumulative Three-Year Adjusted EBITDA Goal (Dollars in billions)
Maximum	125%	$2.855
Target	100%	$2.595
Threshold	50%	$2.336
* Straight-line interpolation is used for achievement between the specified goals.

A Relative TSR modifier was also included to reflect the importance of total shareholder return to stockholders. So long as the threshold Adjusted EBITDA goal is achieved, vesting can be increased by up to 20% if the following Relative TSR goals are achieved:

Relative TSR Over Three-Year Measurement Period	Increase*
≥60th Percentile	20%
55th Percentile	10%
≤50th Percentile	0%

* Straight-line interpolation is used for achievement between the specified goals.

In 2014, our President, International was also awarded an incremental long-term incentive to recognize his agreement to extend his foreign assignment and to recognize the success he has achieved in integrating and expanding our European business, which we acquired in 2011, including growing the Budget brand significantly in Europe and delivering revenue and EBITDA growth while navigating a difficult economic environment.

The award granted to our President, International had a grant date target value of $1.0 million and is scheduled to vest in January 2016. Fifty percent of the target award consisted of time-based RSUs and fifty percent consisted of PSUs, which are subject to the achievement of Adjusted EBITDA for the EMEA region. The PSUs can vest up to 150% of target if certain additional Adjusted EBITDA goals for the EMEA region are met. These Adjusted EBITDA goals are set forth below:

Achievement Level	Achievement Level* (as a % of target units awarded)	2014 Adjusted EBITDA (Dollars in millions)
Maximum	150%	$186
Target	100%	$169
Threshold	37.5%	$139
* Straight-line interpolation is used for achievement between the specified goals.

For any portion of the award for which 2014 performance goals are not met, there is an ability to achieve full vesting based on the following Adjusted EBITDA goals for 2015:

Achievement Level	Achievement Level* (as a % of maximum units)	2015 Adjusted EBITDA (Dollars in millions)
Maximum	100%	$215
Target	67%	$195
Threshold	25%	$160
* Straight-line interpolation is used for achievement between the specified goals.

Setting CEO and Other NEO Compensation

Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO. The roles and duties of participants in the decision-making process for our executive program and their duties are summarized below.

Role of the Independent Compensation Consultant

As permitted by its charter, the Committee continued its engagement of Pay Governance LLC, a compensation consulting firm, to work with the Committee and the Company as an adviser on executive compensation matters in 2014. The compensation consultant reports to, and is directed by, the Committee, which retains the authority to retain or terminate compensation advisers. In early 2014, the Committee reviewed information regarding the independence and potential conflicts of interest of Pay Governance, taking into account, among other things, the factors set forth in the NASDAQ listing standards. Based on this review, the Committee concluded that the engagement of Pay Governance did not raise any conflict of interest. Outside of services provided for the Committee and advice to the Corporate Governance Committee related to compensation of non-employee directors, the compensation consultant did not provide additional services to the Company in 2014.

Compensation Decisions

In the case of named executive officers other than the CEO, our Human Resources staff develops recommendations as to the level of compensation for each pay component generally based on position scope (defined as the executive's relative responsibilities compared to others within the Company and the individual's potential impact on Company operations), and the individual's experience level and performance in addition to the factors discussed under "Analysis of 2014 Pay Decisions" above. Performance criteria and goals are recommended by our Human Resources staff based on the Company's business plan and goals, with input from the CFO and his staff. Recommendations related to the mix of compensation elements generally reflect a review of practices of our Peer Group (as defined below) and are typically designed to take into consideration past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.

Each recommendation is then discussed with our CEO for feedback and final approval. Final recommendations are reviewed with the compensation consultant and the Chairman of the Committee to ensure that they are consistent with the Committee's expectations and the Company's compensation philosophy, and ultimately submitted to the Committee for consideration. The Committee has the ultimate right and authority to revise and/or approve recommendations of management.

Our CEO's compensation is determined by the Committee, working directly with the compensation consultant. The Committee determines each component of our CEO's compensation, taking into consideration our CEO's performance as well as market and Peer Group data and other factors such as level of experience and responsibilities, leadership, skill, contributions to the Company and the size and complexity of the Company's balance sheet and operations.

Risk Assessment

In approving annual and long-term incentive awards for our NEOs, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and for 2014, concluded that the incentive awards approved would not be likely to encourage excessive risk-taking. Consistent with past practice, management also reviewed the Company's compensation policies and practices for employees generally with the Chairmen of the Audit and Compensation committees and the Company's compensation consultant to determine whether these programs create incentives that might motivate inappropriate or excessive risk-taking. For additional information, please see "Functions and Meetings of the Board of Directors—Risk Management and Risk Assessment."

Consideration of Peer Groups and Survey Data

Given that there is an insufficient number of public companies in the car rental sector to establish a sufficiently large peer group, peer companies are selected to supplement the one other U.S.-based publicly traded car rental company with additional companies from industry sectors that are viewed as most relevant to our business based on the following criteria: company size based on revenue as the primary factor, headcount, market capitalization, enterprise value, and debt and assets. Given our capital structure, we place a greater emphasis on enterprise value than market capitalization when developing the peer group. For 2014 pay decisions, the Company's peer group consisted of the following 16 companies (the "Peer Group"):

AutoNation Inc.
Carmax, Inc.
Carnival Corporation
Cintas Corporation
Hertz Global Holdings, Inc.
J.B. Hunt Transport Services, Inc.
Marriott International, Inc.
Norfolk Southern Corporation
Office Depot, Inc.
Pitney Bowes Inc.
RR Donnelley & Sons Company
Royal Caribbean Cruises Ltd.
Ryder System, Inc.
Starwood Hotels & Resorts Worldwide
Waste Management, Inc.
Wyndham Worldwide Corporation

The current Peer Group was initially approved in 2011 and reviewed in subsequent years. In 2014, the Committee approved the replacement of Officemax with Office Depot following the merger of Officemax with Office Depot. The Committee reviewed pay data of the Peer Group as previously discussed and in order to ensure reasonable comparability of the pay packages of our NEOs, but the Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation. The Committee expects to review the Peer Group from time to time in order to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion.

The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to a broad set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Towers Watson for companies that have revenue comparable to ours (the "Survey Data") as another data point. The Survey Data2 represent data from over 1,000 companies sized according to revenue, assets and number of employees.

In 2014, the Committee considered the Survey Data for each element of the 2014 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2014. Please refer to "Analysis of 2014 Pay Decisions" for the other factors considered in setting executive compensation for 2014.

Committee Consideration of the Company's 2014 Stockholder Vote on Executive Compensation

The Committee reviewed the results of the Company's stockholder advisory vote on executive compensation ("Say on Pay") in 2014. At the 2014 annual meeting of stockholders, over 98% of the votes cast were in support of the Company's Say on Pay proposal. Based on the 2014 Say on Pay results and feedback from stockholders, the Committee concluded that the Company's overall compensation program as it relates to its NEOs enjoys the

2	While the Survey Data include a general list of participating companies, each survey provides information on a "no-names" basis—i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data utilized.

support of the Company's stockholders and does not require revision to address any broad stockholder concerns.

Policy Related to Equity Awards

Our practice is to grant long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which typically include the awards to all of the NEOs, are usually approved on the date of the first regularly scheduled Committee meeting each year. However, the Committee retains the ability to determine, and has in the past determined, that another grant date may be appropriate in certain circumstances. Awards are also approved at each of the other pre-established Committee meetings typically for executives hired or promoted since the prior meeting. In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our Common Stock on the date the Committee approves the award. The Committee typically approves a dollar amount for each restricted unit award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of restricted units to be granted.

Executive Stock Ownership Guidelines

Our executive stock ownership guidelines require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs (who are currently executive officers) are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options, until reaching the following specified ownership thresholds:

Officer(s)	Threshold
CEO	Five times base salary
Other NEOs	Three times base salary

Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of the executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company's savings plan, and the "in-the-money" portion of vested stock options. Each of our NEOs who is currently an executive officer has exceeded his specified ownership threshold.

Following attainment of ownership thresholds, our NEOs who are currently executive officers are required, for a period of one year, to hold an amount equal to 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team, we entered into an employment agreement with each of our CEO and CFO in 2006. These agreements allowed us, among other things, to obtain post-employment non-competition covenants from these executive officers. We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we have also entered into a severance agreement with our President, International, under which the Company seeks to provide him with appropriate protections consistent with prevailing market practices.

In connection with the retirement of Mr. Gartland and Mr. Siniscalchi from their respective positions as President, North America and President Latin America/Asia-Pacific, effective December 31, 2014, Mr. Gartland and Mr. Siniscalchi have agreed to provide consulting services to the Company. While Mr. Gartland's arrangement is primarily to provide transitional assistance, Mr. Siniscalchi is also expected to be involved in the Company's joint ventures in China and Brazil.

A description of the Company's agreements with our NEOs is set forth below under the heading "Employment Agreements and Other Arrangements," and the benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth below under the heading "Termination, Severance and Change of Control Arrangements."

Perquisites and Benefits

Avis Budget seeks to provide perquisites to its executives that are consistent with those provided by Peer Group companies. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance for up to four vehicles for our CEO and generally two vehicles for our other NEOs, auto leasing through the employee lease program and limited personal use of company aircraft services. In 2014, our President, International was also provided with expatriate benefits associated with a Company-requested long-term assignment to the United Kingdom. The Company does not provide tax reimbursements on perquisites for any of our NEOs other than relocation and expatriate benefits.

The Company pays annual dues for a membership in a private, not-for-profit dining club for use by our CEO primarily for Company-sponsored meetings. Employees,

including our NEOs, may also receive tickets for professional baseball games held at Yankee Stadium, which are part of the Company's season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use. We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Anti-Hedging Policy

The Company's insider trading policy prohibits executive officers and directors from, among other things, (i) engaging in hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and (ii) holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Short sales of the Company's securities are also prohibited under such policy.

Recoupment (Clawback) Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an "executive officer" (as defined under Section 16 of the Exchange Act) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer. We intend to amend our clawback policy, if necessary, to comply with any rules adopted by the SEC.

Deductibility of Compensation

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1.0 million per year paid to our CEO and to certain of our other named executive officers (the "covered NEOs"). This limitation does not apply to compensation that qualifies under applicable regulations as "performance-based." We aim to design the performance-based compensation we pay to our NEOs so that it will satisfy the requirements for deductibility under Section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. For this reason, some compensation intended to be performance-based may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

Compensation Committee Report

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
John D. Hardy, Jr., Chairman
Leonard S. Coleman
Lynn Krominga

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Comp ($)(e)	Total ($)
Nelson, Ronald L.	2014	1,150,000	0	5,731,437	0	1,983,750	0	306,814	9,172,001
Chairman & CEO	2013	1,150,000	0	4,021,195	0	1,811,250	0	293,252	7,275,697
	2012	1,150,000	0	3,939,278	0	1,828,500	0	328,862	7,246,640
Wyshner, David B.	2014	700,000	0	1,285,445	0	805,000	0	123,765	2,914,210
CFO	2013	680,769	0	1,289,439	0	714,808	0	142,283	2,827,299
	2012	600,000	0	3,042,210	0	636,000	0	116,051	4,394,261
Gartland, Thomas M.	2014	700,000	0	1,285,445	0	967,750	0	173,312	3,126,507
Former President, NA	2013	680,769	0	1,289,439	0	740,337	0	144,306	2,854,851
	2012	600,000	0	3,042,210	0	715,200	0	167,228	4,524,638
De Shon, Larry D.	2014	700,000	0	2,535,459	0	805,000	0	3,671,369	7,711,828
President, International	2013	680,769	0	1,289,439	0	816,923	0	2,043,140	4,830,272
	2012	600,000	200,000	3,042,210	0	254,400	0	414,721	4,511,331
Siniscalchi, Patric.	2014	544,231	0	1,071,217	0	360,553	95,170	80,759	2,151,930
Former President, LA/AP	2013	516,154	0	1,074,533	0	522,606	—	75,998	2,189,291
	2012	500,000	0	1,868,488	0	671,000	78,220	83,529	3,201,237

(a)	Salary includes amounts deferred under the Company's Deferred Compensation Plan or 401(k) Plan.
(b)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of the grant date fair value of the 2014 stock awards are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2014, included in our 2014 Form 10-K. The grant date value of the 2014 stock awards assuming achievement of the highest level of performance conditions are: for Mr. Nelson, $6,075,042, Mr. Wyshner, $1,500,000; Mr. Gartland, $1,500,000; Mr. De Shon, $2,750,013; and Mr. Siniscalchi, $1,250,014. Awards granted in 2014 are further discussed under "Long-Term Incentive Awards."
(c)	Amounts reflected were earned based on achievement of annual performance goals established for each year, pursuant to the Company's Amended and Restated Equity and Incentive Plan and include deferrals under the Company's Deferred Compensation Plan.
(d)	For Mr. Siniscalchi, the reported change in pension value during the year represents the sum of the increased value accumulated in the Avis Rent A Car System, LLC Pension Plan and the Avis Rent A Car System, LLC Retirement Equalization Benefit Plan. During 2013, such value decreased by $40,538, primarily driven by a change in the discount rate. Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Please see the "Pension Benefits Table" below for further information regarding these plans.
(e)	All Other Compensation includes the personal benefits and perquisites presented in the following tables.

All Other Compensation Table

Name	Year	Company Contributions To Deferred Compensation Plans ($)(a)	Perquisites ($)(b)	Expatriate, Relocation and Other Benefits ($)(c)	Expatriate Tax Reimbursement ($)(d)	Total All Other Compensation ($)
Mr. Nelson	2014	188,025	118,033	756	—	306,814
	2013	177,675	114,701	876	—	293,252
	2012	178,710	149,276	876	—	328,862
Mr. Wyshner	2014	90,300	32,709	756	—	123,765
	2013	83,735	57,672	876	—	142,283
	2012	74,160	41,103	788	—	116,051
Mr. Gartland	2014	100,065	72,491	756	—	173,312
	2013	85,266	58,164	876	—	144,306
	2012	78,912	87,528	788	—	167,228
Mr. De Shon	2014	90,300	59,026	346,822	3,175,221	3,671,369
	2013	64,015	36,327	299,558	1,643,240	2,043,140
	2012	29,956	41,332	331,384	12,049	414,721
Mr. Siniscalchi	2014	54,287	25,882	590	—	80,759
	2013	46,356	28,959	683	—	75,998
	2012	54,952	27,920	657	—	83,529

(a)	Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our executive officers. Under this plan, participants are permitted to defer compensation, with the Company matching contributions up to a 6% cap under the terms of the plan. For Mr. De Shon and Mr. Siniscalchi, amounts for 2013 and 2012 include $15,000 and $14,692, respectively, in respect of a Company match under the Company's 401(K) plan.
(b)	Represents the perquisites presented in the table below.
(c)	Represents the value of insurance premiums paid by the Company for a broad-based life insurance benefit. For Mr. De Shon, also includes expatriate and relocation benefits in connection with Mr. De Shon's long-term assignment to the United Kingdom as set forth below:
		Amounts in $*
	Year	Housing Allowance	Relocation Benefits	Other Allowances**	Total
	2014	264,563	--	81,503	346,066
	2013	219,915	3,919	74,849	298,682
	2012	217,599	42,271	70,726	330,596

*Reflects a £/$ exchange rate as of the date paid, received or allocated.
**Includes allowances for home leave, utilities, and a goods and services differential to make up for the difference in prices between the home and host locations.

(d)	For Mr. De Shon, amounts represent Company-paid tax payments relating to expatriate and relocation benefits in connection with Mr. De Shon's long-term assignment to the United Kingdom.

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Total Perquisites ($)(d)(e)
Mr. Nelson	2014	74,820	14,056	19,207	118,033
	2013	67,896	14,019	24,536	114,701
	2012	113,921	14,000	13,230	149,276
Mr. Wyshner	2014	0	12,709	20,000	32,709
	2013	25,258	12,414	20,000	57,672
	2012	9,133	11,970	20,000	41,103
Mr. Gartland	2014	36,532	12,709	20,000	72,491
	2013	22,500	12,414	20,000	58,164
	2012	51,540	12,863	20,000	87,528
Mr. De Shon	2014	28,487	11,519	19,020	59,026
	2013	0	11,254	21,823	36,327
	2012	0	10,855	27,352	41,332
Mr. Siniscalchi	2014	0	12,709	13,173	25,882
	2013	0	12,414	11,250	28,959
	2012	0	11,970	11,250	27,920

(a)	Under the Company Aircraft Policy in effect since December 31, 2011, our CEO has reasonable non-business access to leased jet services, subject to prevailing market practices. Our other NEOs may also use the leased jet services for personal use, at the discretion of our CEO. The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight-specific direct operating costs such as standard fuel, maintenance, repairs, catering and miscellaneous fees such as variable fuel surcharge as applicable, international fees for travel outside the U.S., and a 7.5% Federal excise tax (only applicable through March 2012). Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance and services support are not included. Spouses of NEOs are occasionally additional passengers on business flights provided by our leased jet services. In such cases, there is no incremental cost to the Company, and as a result, no amount is reflected in the table.
(b)	For Mr. Nelson, represents reimbursement for financial services provided by an approved outside vendor up to a maximum of $12,000. For the other NEOs, represents actual costs we incurred for financial services, including tax return preparation, financial planning and estate planning. Amounts also include Company-paid premiums in connection with a group excess liability umbrella insurance policy, which for 2014 were $2,056 for Mr. Nelson and $1,024 for our other NEOs.
(c)	Represents the annual lease value of a Company-provided car, or annual car allowance, for U.S.-based NEOs. All U.S.-based NEOs participate in the Company's employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any associated incremental cost. For Mr. De Shon, represents the value for personal use of taxi or car service in lieu of a Company-provided car and reflects a 12-month average £/$ exchange rate.
(d)	For Mr. Nelson, includes: (i) annual dues of $1,350 paid by the Company for a corporate private club membership used primarily for Company-sponsored meetings; however, no amounts are included for occasional personal use of this membership by Mr. Nelson as the Company does not incur any associated incremental cost; and (ii) discretionary matching contributions made by The Avis Budget Group Charitable Foundation of $5,000.
(e)	Amounts include payments for annual physical examinations (annual costs for any NEO did not exceed $5,295).

Grants of Plan-Based Awards Table

Name	Award Type	Grant/ Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(d)
			Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. Nelson	Bonus	—	431,250	1,725,000	3,450,000
	Time-based	4/17/2014							25,700	0	0	1,350,021
	Performance-	4/17/2014				14,991	59,966	89,949				4,381,416
	based
Mr. Wyshner	Bonus	—	175,000	700,000	1,400,000
	Time-based	1/22/2014							14,581	0	0	600,008
	Performance-	1/22/2014				7,290	14,581	21,871				685,437
	based
Mr. Gartland	Bonus	—	175,000	700,000	1,400,000
	Time-based	1/22/2014							14,581	0	0	600,008
	Performance-	1/22/2014				7,290	14,581	21,871				685,437
	based
Mr. De Shon	Bonus	—	175,000	700,000	1,400,000
	Time-based	1/22/2014							26,732	0	0	1,100,022
	Performance-	1/22/2014				10,328	26,732	40,097				1,435,437
	based
Mr. Siniscalchi	Bonus	—	136,058	544,231	1,088,462
	Time-based	1/22/2014							12,151	0	0	500,014
	Performance-	1/22/2014				6,075	12,151	18,226				571,203
	based

(a)	A discussion of 2014 annual incentives is included in the "Compensation Discussion and Analysis" (the "CD&A"). The amounts earned for 2014 annual incentives are set forth in the Summary Compensation Table.
(b)	Represents awards of PSUs. For Mr. Nelson, PSUs vest on January 22, 2017, subject to continued service through December 31, 2015, based on Relative TSR goals though vesting can be accelerated based on attainment of 2015 Adjusted EBITDA goals as more fully described in the CD&A under "2014 Compensation for our CEO." For other NEOs, PSUs vest on January 22, 2017, subject to continued service, based on Adjusted EBITDA goals and a Relative TSR modifier, as more fully described in the CD&A under "Long Term Incentive Awards." For Mr. De Shon, includes 12,151 PSUs, which vest on January 22, 2016, subject to continued service, based on Adjusted EBITDA goals for the EMEA region.
(c)	For Mr. Nelson, represents RSUs which are scheduled to vest on December 31, 2015, subject to continued service. For other NEOs, represents RSUs which vest in equal installments on each of the first three anniversaries of the date of grant, subject to continued service. For Mr. De Shon, 12,151 of such RSUs vest on January 22, 2016, subject to continued service.
(d)	Assumptions used in the calculation of the grant date fair value of the awards are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2014, included in our 2014 Form 10-K. The grant date value of the stock underlying the PSUs granted in 2014 assuming attainment of the highest performance conditions are: for Mr. Nelson, $4,725,021; Mr. Wyshner, $899,992; Mr. Gartland, $899,992; Mr. De Shon, $1,649,992; and Mr. Siniscalchi, $750,000.

Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS					STOCK AWARDS(c)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options(#)	Options Exercise Price ($)(b)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(q)
Mr. Nelson	4/17/14						25,700(d	)	1,704,681	59,966(k	)	3,977,545
Mr. Nelson	1/23/13						49,528(e	)	3,107,139	115,566(l	)	7,250,033
Mr. Nelson	8/3/12						69,216(f	)	4,342,266	161,502(m	)	10,131,828
Mr. Nelson	1/26/11									46,663(n	)	3,095,157
Mr. Nelson	1/27/10									150,000(o	)	9,949,500
Mr. Nelson	1/27/10	128,000	32,000		11.53	1/27/20
Mr. Nelson	1/28/09	212,500			0.79	1/28/19
Mr. Nelson	1/28/09	212,500			0.79	1/28/19
Mr. Wyshner	1/22/14						14,581(g	)	967,158	14,581(p	)	967,158
Mr. Wyshner	1/23/13						18,868(i	)	1,251,514	28,302(r	)	1,877,272
Mr. Wyshner	1/25/12						13,889(j	)	921,257	138,889(s	)	9,212,507
Mr. Wyshner	1/25/12									41,667(t	)	2,763,772
Mr. Wyshner	1/28/09	12,500			0.79	1/28/19
Mr. Wyshner	1/28/09	50,000			0.79	1/28/19
Mr. Wyshner	4/26/05	3,104			30.04	4/26/15
Mr. Gartland	1/22/14						14,581(g	)	967,158	14,581(p	)	967,158
Mr. Gartland	1/23/13						18,868(i	)	1,251,514	28,302(r	)	1,877,272
Mr. Gartland	1/25/12						13,889(j	)	921,257	138,889(s	)	9,212,507
Mr. Gartland	1/25/12									41,667(t	)	2,763,772
Mr. De Shon	1/22/14						14,581(g	)	967,158	14,581(p	)	967,158
Mr. De Shon	1/22/14						12,151(h	)	805,976	12,151(q	)	805,976
Mr. De Shon	1/23/13						18,868(i	)	1,251,514	28,302(r	)	1,877,272
Mr. De Shon	1/25/12						13,889(j	)	921,257	138,889(s	)	9,212,507
Mr. De Shon	1/25/12									41,667(t	)	2,763,772
Mr. Siniscalchi	1/22/14						12,151(g	)	805,976	12,151(p	)	805,976
Mr. Siniscalchi	1/23/13						15,724(i	)	1,042,973	23,585(r	)	1,564,393
Mr. Siniscalchi	1/25/12						11,574(j	)	767,703	69,444(s	)	4,606,221
Mr. Siniscalchi	1/25/12									34,722(t	)	2,303,110
Mr. Siniscalchi	1/28/09	5,000			0.79	1/28/19

(a)	Represents stock options that were granted to Mr. Nelson in 2010, which vested on January 27, 2015.
(b)	For stock option awards granted in 2005, represents the fair-market value of our Common Stock on the date of the grant as approved by the Cendant Compensation Committee, adjusted for (i) the spin-offs of former subsidiaries PHH, and Realogy and Wyndham in 2005 and 2006, respectively, and (ii) a 1-for-10 reverse stock split in 2006. For option awards granted in 2009 and 2010, represents the fair-market value of our Common Stock on the date of grant as approved by the Committee on the date of grant.
(c)	Stock awards include RSUs, PSUs, time-based restricted cash-units ("RCUs") and performance-based restricted cash units ("PCUs"). RCUs and PCUs were granted to our CEO in 2012 and 2013 and are payable in cash in an amount equal to the number of units that vest multiplied by the 90-trading day average closing price of our Common Stock ending on the vesting date. Values of units that have not vested are based: for RSUs and PSUs on the closing price of our Common Stock on December 31, 2014 of $66.33; and for RCUs and PCUs on the average 90-trading day closing stock price on December 31, 2014 of $59.14. Notes (d)-(t) are set forth below:

	Award	Vesting (Except as noted below, vesting is subject to continued service through the vesting date)
(d)	RSUs	December 31, 2015
(e)	24,764 RSUs 24,764 RCUS	January 23, 2016, subject to continued service through January 27, 2015
(f)	34,608 RSUs 34,608 RCUs	January 27, 2015
(g)	RSUs	Three equal installments on January 22, 2015, 2016 and 2017
(h)	RSUs	January 22, 2016
(i)	RSUs	Two equal installments on January 23, 2015 and 2016

(j)	RSUs	January 25, 2015
(k)	PSUs	January 22, 2017, subject to continued service through December 31, 2015, from a threshold of 25% to a maximum of 150%, based on Relative TSR goals; vesting can be accelerated based on attainment of Adjusted EBITDA goals as more fully described in the CD&A
(l)	57,783 PSUs 57,783 PCUs	January 23, 2016, subject to continued service through January 27, 2015, from a threshold of 25% to a maximum of 150% based on Relative TSR goals
(m)	80,751 PSUs 80,751 PCUs	January 27, 2015, from a threshold of 25% to a maximum of 150% based on Relative TSR goals
(n)	PSUs	January 26, 2015, from a threshold of 50% to a maximum of 100% based on stock price attainment
(o)	PSUs	January 27, 2015, from a threshold of 50% to a maximum of 100% based on stock price attainment
(p)	PSUs	January 22, 2017, from a threshold of 50% to a maximum of 150% based on Adjusted EBITDA and TSR goals
(q)	PSUs	January 22, 2016, from a threshold of 25% to a maximum of 150% based on Adjusted EBITDA goals for the EMEA region
(r)	PSUs	January 23, 2016, from a threshold of 50% to a maximum of 150% based on Adjusted EBITDA and TSR goals
(s)	PSUs	January 25, 2015, from a threshold of 37.5% to a maximum of 100% based on Adjusted EBITDA goals
(t)	PSUs	January 25, 2015, from a threshold of 50% to a maximum of 100% based on stock price attainment

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)(c)	Value Realized on Vesting ($)(d)
Mr. Nelson	0	0	196,663	7,517,692
Mr. Wyshner	22,871	1,206,007	69,651	2,702,397
Mr. Gartland	10,000	457,457	58,070	2,255,370
Mr. De Shon	25,000	1,147,155	58,070	2,255,370
Mr. Siniscalchi	1,700	31,808	44,452	1,727,403

(a)	Represents the exercise of stock options granted in 2009 with an exercise price of $0.79 for Messrs. Wyshner, Gartland, and De Shon. For Mr. Wyshner includes, and for Mr. Siniscalchi represents, the exercise of options granted in 2004 and scheduled to expire in 2014, with an exercise price of $33.2593.
(b)	The value represents the difference between the price of our Common Stock at the time of exercise and the exercise price.
(c)	Includes vesting of 25% of PSUs granted to Mr. Nelson in 2010; vesting of 33% of RSUs and 100% of PSUs granted to Messrs. Wyshner, Gartland, De Shon and Siniscalchi and 50% of PSUs granted to Mr. Nelson in 2011; vesting of 33% of RSUs granted to Messrs. Wyshner, Gartland, De Shon and Siniscalchi in 2012; and vesting of 33% of RSUs granted for Messrs. Wyshner, Gartland, De Shon and Siniscalchi in 2013.
(d)	Values are based on the closing price of our Common Stock on the date of vesting.

Pension Benefits Table

Name	Plan Name (a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Siniscalchi	Avis Rent A Car System, LLC Pension Plan	43 years, 4 months as of 12/31/14	801,039	—
Mr. Siniscalchi	Avis Rent A Car System, LLC Retirement Equalization Benefit Plan	43 years, 4 months as of 12/31/14	73,669	—

(a)	Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Mr. Siniscalchi is the only NEO who participated in these plans. Prior to December 31, 1998, Mr. Siniscalchi earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 17 to our audited financial statements for the fiscal year ended December 31, 2014, included in our 2014 Form 10-K.
The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.
The Avis Rent A Car System, LLC Retirement Equalization Benefit Plan is a non-qualified Supplemental Executive Retirement Plan. Payments under the retirement plan are calculated by using the same formula that applies to the qualified plan except that final average earnings under the non-qualified plan are those earnings, prior to the December 31, 1998 plan freeze date that exceeded the limitations imposed by Section 415 of the Code. As with the qualified plan, unreduced benefits are payable upon the attainment of age 65. The normal form of payment under the Supplemental Executive Retirement plan is a single life annuity. Actuarially equivalent optional forms of payment are available.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Nelson	177,675	177,675	21,428	(392,432)	524,079
Mr. Wyshner	84,888	84,888	37,361	(110,745)	573,214
Mr. Gartland	114,420	86,420	49,841	0	636,103
Mr. De Shon	91,015	91,015	20,728	0	357,355
Mr. Siniscalchi	64,010	64,010	6,504	0	213,025

(a)	Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan, which may include a deemed investment in the Company's Common Stock. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant's accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant's service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect installments over a period of up to 10 years; however, the participant's entire account balance will be paid in a single lump-sum following a change in control.
(b)	The Company provides matching contributions for its NEOs up to a cap of 6% of base salary and annual incentive, as applicable.
(c)	All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until amounts are paid. Although funds are potentially subject to the employer's creditors, they are inaccessible to present and future management until payment is required to be made in accordance with the terms of the plan.
(d)	Amounts represent ordinary course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan (as further discussed in note (a) above).
(e)	Represents total trust assets accumulated for all periods of plan participation through the end of 2014. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Employment Agreements and Other Arrangements

Each NEO, other than Messrs. Gartland and Siniscalchi, is employed by us pursuant to a written agreement of employment or has a severance agreement, as summarized below and discussed under "Employment and Change of Control Agreements; Severance Arrangements." In addition, the Company entered into consulting agreements with Messrs. Gartland and Siniscalchi in connection with their respective retirements, which are also summarized below.

Mr. Nelson

On April 17, 2014, the Company amended its employment agreement with Mr. Nelson. In addition to providing for a minimum base salary of $1.15 million, and employee benefit plans generally available to our executive officers, the amended agreement generally provides Mr. Nelson and his dependents with continuation of certain health and welfare benefits until he reaches (or would have reached) age 75. Mr. Nelson's agreement also provides for an annual incentive award with a target amount equal to 150% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. If Mr. Nelson's employment with the Company is terminated by the Company without "Cause" or due to a "Constructive Discharge" (as summarized below), Mr. Nelson generally will be entitled to a lump-sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus, and accelerated vesting of certain equity awards.

The agreement's term ends on December 31, 2015; however, the Board may elect to extend such term to December 31, 2016 and appoint Mr. Nelson Executive Chairman of the Board. If the Board so elects, Mr. Nelson's 2016 compensation will be determined by the Board but will not be less than either (x) the base salary in effect on December 31, 2015 or (y) a base salary equal to 50% of the amount described in clause (x) plus an annual incentive award with a target amount equal to 150% of such base salary, subject to attainment of performance goals.

Following a "Change in Control" (as described below) of the Company, the long-term incentives granted to Mr. Nelson generally will become fully vested if Mr. Nelson's employment with the Company is terminated without "Cause" or due to a "Constructive Discharge." The amended employment agreement provides for post-termination non-competition and non-solicitation covenants that will last for one year from the date of termination if Mr. Nelson's employment terminates after December 31, 2015, subject to certain exceptions, or for two years from the date of termination if Mr. Nelson's employment is terminated earlier for any reason.

Mr. Wyshner

On January 27, 2012, the Company amended its employment agreement with Mr. Wyshner. In addition to providing for a minimum base salary of $600,000 (pursuant to Committee discretion such salary was increased to $700,000 in 2013), and employee benefit plans generally available to our executive officers, Mr. Wyshner's agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. Mr. Wyshner's agreement provides that if his employment with the Company is terminated without "Cause" or due to a "Constructive Discharge" (as described below), he will be entitled to a lump-sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. In addition, in this event, all of Mr. Wyshner's then-outstanding equity awards will become fully vested. Mr. Wyshner's agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner's employment with us.

Mr. De Shon

The severance agreement for Mr. De Shon provides that if his employment is terminated by us other than for "Cause" (as described below), disability or death, he will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. In addition, in connection with such termination, the agreement also generally provides for accelerated vesting on termination of the stock-based awards which would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment. However, awards that are intended to be performance-based compensation for purposes of 162(m) of the Code will instead remain outstanding following such terminations and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination. Severance is contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants.

As previously noted, no NEO is entitled to any tax gross-up or other payments for any "golden parachute" excise taxes, interest or penalties.

Messrs. Gartland and Siniscalchi

The Company entered into consulting agreements with Messrs. Gartland and Siniscalchi in connection with their respective retirements as described below.

Mr Gartland's consulting agreement provides for his continued assistance with transition services through July 2016. The agreement provides for aggregate consulting fees of $2.1 million and continuation of certain specified perquisites for the term of the agreement. If the Company terminates the consulting arrangement other than "for cause" or if Mr. Gartland terminates in certain specified circumstances (a "Resignation Event" as defined below), subject to Mr. Gartland's execution of a release of claims in favor of the Company, the consulting fees will continue to be paid, as scheduled, Mr. Gartland will continue to have access to the perquisites through July 2016, and stock-based awards scheduled to vest through the end of January 2016 will continue to remain outstanding through the end of January 2016 and will vest or be forfeited in accordance with their terms, without regard to any otherwise applicable time-based vesting requirement. The agreement also imposes certain restrictive covenant obligations on Mr. Gartland, including perpetual confidentiality and non-disparagement obligations, and non-competition and non-solicitation obligations applicable through July 2016.

Mr. Siniscalchi's consulting agreement provides for his continued assistance with transition services as well as ongoing involvement in the Company's joint ventures in China and Brazil through March 2018. The agreement provides for aggregate consulting fees of $600,000 and continuation of certain specified perquisites for the term of the agreement. If the Company terminates the consulting arrangement other than "for cause", subject to Mr. Siniscalchi's execution of a release of claims in favor of the Company, the consulting fees will continue to be paid, as scheduled, Mr. Siniscalchi will generally continue to have access to the perquisites for up to eighteen months following such termination, and stock-based awards scheduled to vest through the end of January 2017 will continue to remain outstanding through the end of January 2017 and will vest or be forfeited in accordance with their terms, without regard to any otherwise applicable time-based vesting requirement.The agreement also imposes restrictive covenant obligations on Mr. Siniscalchi, including perpetual confidentiality and non-disparagement obligations, and non-competition and non-solicitation obligations applicable through March 2018.

Certain Defined Terms

For all our NEOs:

"Cause" is defined in the agreement for each NEO and generally includes the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.

For Mr. Nelson:

"Constructive Discharge" generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Nelson's duties and responsibilities, (b) the business office is relocated to any location that increases his one-way commute by more than 30 miles or to New York City and such relocation constitutes a material negative change to Mr. Nelson's employment relationship, (c) Mr. Nelson is not the Chief Executive Officer and the most senior executive officer of the Company or does not report directly to the Board, or (d) Mr. Nelson is not elected to serve on the Board or to serve as Chairman of the Board, for any reason other than resignation (excluding any resignation resulting from the failure to satisfy any majority voting requirement), unwillingness to serve, termination for Cause, or termination as a result of death or disability or, in the case of failing to serve as Chairman of the Board, any failure resulting from a requirement of any applicable law that the Chief Executive Officer and the Chairman of the Board be separate individuals.

For Mr. Wyshner:

"Constructive Discharge" generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Wyshner's duties and responsibilities, including Mr. Wyshner ceasing to be an executive officer of a public company, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) Mr. Wyshner is not the most senior financial officer of the Company, or (d) the failure of a successor to the Company to assume the employment agreement.

For Mr. Gartland:

"Resignation Event" generally means if Mr. Gartland terminates his consulting agreement following (a) commencement of full-time employment as a senior executive officer with another third party or (b) the effectiveness of the appointment of a new Chief Executive Officer of the Company.

Discussion of Change-in-Control Provisions

Equity Awards

The Company's Amended and Restated Equity and Incentive Plan provides that equity awards accelerate following a Change in Control (as defined in the Amended and Restated Equity and Incentive Plan) of the Company only if a participant is also terminated without cause or experiences a constructive discharge within two years following a Change in Control.

Under the Amended and Restated Equity and Incentive Plan, "Change in Control" is generally defined as: (a) any person or entity is or becomes the "beneficial owner" of 50% or more of the combined voting power of the Company's then outstanding voting securities; (b) a change in the majority of the members of the Board; (c) there is a merger or consolidation of the Company; or (d) stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition by the Company of all or substantially all of the Company's assets.

Severance

Severance payments are described above, none of which are payable solely due to a Change in Control (as defined above).

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each NEO, as of December 31, 2014, who is currently an executive officer, and payments in connection with the retirement of Mr. Gartland and Mr. Siniscalchi.

Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(c)	Continuation of Consulting Payments (d)	Accelerated Vesting of Stock-based Awards ($)(e)	Continued Vesting of Outstanding Stock-Based Awards (f)	Continuation of Benefits and Perquisites ($)(g)	Total ($)
Mr. Nelson
Resignation or Termination by Company for Cause	0	—	0	—	273,309	273,309
Termination due to Death or Disability	1,725,000	—	45,311,748	—	332,169	47,368,917
Termination by Company without Cause or due to Constructive Discharge	8,596,250	—	45,311,748	—	332,169	54,240,167
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	8,596,250	—	45,311,748	—	332,169	54,240,167
Change of Control Transaction without Termination	0	—	0	—	0	0
Mr. Wyshner
Resignation or Termination by Company for Cause	0	—	0	—	0	0
Termination due to Death or Disability	700,000	—	17,960,638	—	91,152	18,751,790
Termination by Company without Cause or due to Constructive Discharge	4,186,000	—	17,960,638	—	91,152	22,237,790
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	4,186,000	—	17,960,638	—	91,152	22,237,790
Change of Control Transaction without Termination	0	—	0	—	0	0
Mr. Gartland (b)
Termination by Company for Cause	0	0	0	0	0	0
Termination due to Death or Disability	0	2,100,000	16,026,323	0	0	18,126,323
Termination by Company without Cause or due to Resignation Event	0	2,100,000	0	16,026,323	64,219	18,190,542
Change of Control Transaction and Termination by Company without Cause or due to Resignation Event	0	2,100,000	0	16,026,323	64,219	18,190,542
Change of Control Transaction without Termination or Resignation Event	0	0	0	0	0	0
Mr. De Shon
Resignation or Termination by Company for Cause	0	—	0	—	0	0
Termination due to Death or Disability	805,000	—	19,572,590	—	0	20,377,590
Termination by Company without Cause	2,800,000	—	18,283,002	—	92,661	21,175,663
Change of Control Transaction and Termination by Company without Cause	2,800,000	—	19,572,590	—	92,661	22,465,251
Change of Control Transaction without Termination	0	—	0	—	0	0
Mr. Siniscalchi (b)
Termination by Company for Cause	0	0	0	0	0	0
Termination due to Death or Disability	0	600,000	11,896,352	0	0	12,496,352
Termination by Company without Cause	0	600,000	0	11,896,352	102,281	12,598,633
Change of Control Transaction and Termination by Company without Cause	0	600,000	0	11,896,352	102,281	12,598,633
Change of Control Transaction without Termination	0	0	0	0	0	0

(a)	Descriptions of the terms "Cause", "Constructive Discharge" and "Resignation Event" are provided above under the section captioned "Employment Agreements and Other Arrangements - Certain Defined Terms."

(b)	Effective December 31, 2014, Messrs. Gartland and Siniscalchi retired from their positions of President, North America and President, Latin America/Asia-Pacific, respectively. In anticipation of their retirements, each of Mr. Gartland and Mr. Siniscalchi entered into a consulting agreement dated December 15, 2014, and the amounts reflected in the table are based on the terms of these agreements.
(c)	For Messrs. Nelson, Wyshner, and De Shon, the lump-sum severance payments, other than due to death or disability, were calculated based on each executive's base salary and target annual incentive as of December 31, 2014 and multiplied by 299% or 200% as applicable. Severance due to death and disability is calculated based on target annual incentives for Mr. Nelson and Mr. Wyshner, and based on actual annual incentives for Mr. De Shon.
(d)	Values represent total consulting fees due to be received over the life of consulting arrangements.
(e)	The value of RSUs and PSUs was calculated assuming accelerated vesting as of December 31, 2014 and based on the closing price of our Common Stock of $66.33. The value for RCUs and PCUs awarded to Mr. Nelson in 2012 and 2013 was calculated using the average 90-trading day closing stock price ending on December 31, 2014 of $59.14. Descriptions of the accelerated vesting provisions are provided under "Employment Agreements and Other Arrangements."
(f)	Represents continued vesting of outstanding awards through January 2016 for Mr. Gartland and January 2017 for Mr. Siniscalchi.
(g)	For Mr. Nelson, reflects the continuation of benefit plans until age 75 in the event of a "Resignation or Termination by the Company for Cause" and all other amounts in the "Continuation of Benefits and Perquisites" column include the continuation of such benefits and 24 months of continued car benefits and financial planning. For Mr. Wyshner and Mr. De Shon, reflects 24 months of continued health, dental and car benefits and financial planning. For Mr. Gartland and Mr. Siniscalchi, reflects continued health, dental and car benefits and financial planning for the duration of their consulting arrangements.

2014 Director Compensation

Non-employee directors are compensated for their service on the Board as described below.

Annual Compensation

For 2014, our directors initially received an annual director retainer of $180,000, which was increased to $200,000 effective for the second half of 2014. Such increase was determined following a pay analysis conducted by Pay Governance, which was discussed and reviewed by the Corporate Governance Committee and approved by the Board.

To reflect their additional responsibilities, the Presiding Director and the chairs and members of each of the Audit, Compensation, Corporate Governance and Executive Committees, respectively, receive additional annual retainers as set forth below. The majority of such retainers were also increased for the second half of 2014 following a review conducted by the Company of a pay analysis with input from Pay Governance, which was reviewed by the Corporate Governance Committee and approved by the Board. Such increases ranged from $2,500 for members of the Compensation and Corporate Governance Committees to $10,000 for the Compensation Committee Chairman and the Presiding Director.

Annual Retainers ($)
Presiding Director	30,000
Audit Committee Chair	25,000
Audit Committee Member	10,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Corporate Governance Committee Chair	15,000
Corporate Governance Committee Member	7,500
Executive Committee Member	8,000

Director compensation is paid quarterly, 50% in cash and 50% in equity, subject to a cap of 7,500 shares per quarter. Under the Company's deferred compensation plan applicable to non-employee directors, a director may elect to defer any or all of the cash portion of his or her compensation and direct such deferred amounts among a pre-selected group of investment options similar to those available in the deferred compensation plan available to the NEOs who are currently executive officers. Directors may also elect to receive up to 100% of their compensation in the form of equity.

Under the Company's deferred compensation plan applicable to non-employee directors, the equity portion of director compensation is automatically deferred into the form of deferred stock units. Such units convert on a one-on-one basis into the Company's Common Stock upon termination of service, a change in control, or at a different time based on a director's election. In lieu of the default treatment of the equity portion of the director compensation discussed above, directors may elect to receive the equity portion of their compensation in the form of the Company's Common Stock on each quarterly payment date.

Directors do not receive any meeting fees or any benefits such as life or medical insurance. Members of the Board who are also officers or employees of our Company do not receive compensation for serving as directors, other than reimbursement of travel-related expenses for meetings held outside the Company's headquarters. Directors are eligible for matching of charitable contributions through the Avis Budget Group Charitable Foundation. Directors are also eligible to purchase vehicles through the auto lease program we make available to our employees; however, such purchases do not result in an associated incremental cost to the Company.

Stock Ownership Guidelines

Minimum stock ownership guidelines require each non-employee director to acquire and hold designated levels of our Company's stock. Under such guidelines, our non-employee directors are required to retain a minimum of 50% of the net shares (net of taxes) awarded in connection with their director compensation, until reaching an ownership threshold of five times the annual cash retainer. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving designated thresholds. For purposes of non-employee director stock ownership guidelines, stock ownership is defined to include stock owned by the director directly, stock owned indirectly through the Company's deferred compensation plan applicable to non-employee directors, and the "in-the-money" portion of vested stock options. All directors with more than two years of Board service have exceeded such minimum ownership threshold.

2014 Director Compensation Table

Name of Director	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Cathcart, Alun (e)	98,542	98,526	—	5,000	202,068
Choksi, Mary C.	103,125	103,142	—	5,000	211,267
Coleman, Leonard S.	118,125	118,142	—	5,000	241,267
Fox, Jeffrey H.	95,000	95,019	—	5,000	195,019
Hardy, John D.	105,000	104,983	—	5,000	214,983
Krominga, Lynn	104,375	104,398	—	5,000	213,773
Mestre, Eduardo G.	—	197,994	—	5,000	202,994
Salerno, F. Robert (e)	99,000	99,004	—	5,000	203,004
Sweeney, Stender E.	109,375	109,382	—	5,000	223,757

(a)	The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends. Directors may elect to defer some or all fees earned or paid in cash under the Company's deferred compensation plan applicable to non-employee directors. For 2014, the following directors elected to defer their 2014 cash compensation: Mr. Mestre deferred all such fees and elected to receive such fees in the form of deferred stock units; and Mr. Sweeney deferred all such fees and elected to direct his deferred cash compensation into investment options selected from those offered under the deferred compensation plan.
(b)	The stock awards represent: 50% of the annual retainer and 50% of committee chair and membership stipends. Such amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of deferred stock units or shares of Common Stock to be received pursuant to the equity portion of the retainer or any other compensation to be paid in the form of equity is equal to the value of the compensation being paid in the form of equity, divided by the fair market value of the Company's Common Stock on the date of grant. For 2014, directors had the opportunity to receive the equity portion of their compensation in the form of the Company's Common Stock on each quarterly payment date. Mr. Hardy, Ms. Krominga and Mr. Sweeney made such an election with respect to the equity portion of 2014 director compensation. Each of the other directors received stock awards in the form of deferred stock units.
	Outstanding stock awards at fiscal year-end are as follows: for Mr. Cathcart, 18,913 deferred stock units; for Ms. Choksi, 56,729 deferred stock units; for Mr. Coleman, 69,287 deferred stock units; for Mr. Fox, 3,040 deferred stock units; for Mr. Hardy, 54,075 deferred stock units; for Ms. Krominga, 53,906 deferred stock units; for Mr. Mestre, 57,613 deferred stock units; for Mr. Salerno, 10,539 deferred stock units; and for Mr. Sweeney, 66,711 deferred stock units.
(c)	As described above, Mr. Sweeney elected to defer the cash portion of his 2014 director compensation into certain investment options available under the deferred compensation plan. There were no above-market or preferential earnings in 2014 as any earnings were market-based, consistent with the investment options selected by Mr. Sweeney.
(d)	Represents discretionary matching contributions available through The Avis Budget Group Charitable Foundation.
(e)	In addition to the compensation reflected above, Messrs. Salerno and Cathcart were also paid the following amounts in 2014, which were previously earned and accrued during their prior employment with the Company and Avis Europe, respectively:
	Avis Rent A Car System, LLC Pension Plan (Mr. Salerno)	$40,597
	Avis Rent A Car System, LLC Retirement Equalization Benefit Plan (Mr. Salerno)	$59,075
	Avis U.K. Pension Plan (Mr. Cathcart)	$413,675	*
*	Reflects a £/$ exchange rate as of December 31, 2014 of 1.2101.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of independent directors and administers the Company's executive compensation policies and programs. Leonard S. Coleman has served as a member of our Compensation Committee since August 2006. Lynn Krominga has served as a member of our Compensation Committee since January 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2008. None of these Directors were officers or employees of the Company or any of the Company's subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC's Regulation S-K during 2014 or before.

Report of Audit Committee

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and opining on the effectiveness of the Company's controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing their reports thereon.

In performing its oversight function, the Audit Committee discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed under the rules adopted by the PCAOB.

In addition, the Audit Committee discussed with the independent auditors the auditors' independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB.

The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company's internal controls.

Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee also has recommended the selection of the Company's independent registered public accounting firm for fiscal year 2015.

THE AUDIT COMMITTEE
Stender E. Sweeney, Chairman
W. Alun Cathcart
Mary C. Choksi
Lynn Krominga

Proposals to Be Voted On at Meeting

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors has nominated Mses. Choksi and Krominga and Messrs. Cathcart, Coleman, Fox, Hardy, Mestre, Nelson, Salerno and Sweeney to be elected at the Meeting to serve as directors for a one-year term ending at the 2016 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. All of the nominees for director are incumbent nominees and were each elected for one-year terms at the 2014 annual meeting. For certain information regarding each nominee, see "Board of Directors—Biographical Information for Nominees" above.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, proxies may be voted for another person designated as an alternative by the Board or the Board may reduce the number of directors in accordance with the Company's Amended and Restated Certificate of Incorporation and by-laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

Deloitte & Touche LLP has been appointed by the Audit Committee as the Company's independent registered public accounting firm for fiscal year 2015. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities") for the years ended December 31, 2014 and 2013 were as follows:

	Fee (in thousands)
Type of Fees	2014	2013
Audit Fees	$7,700	$7,800
Audit-Related Fees	$1,700	$1,900
Tax Fees	$3,200	$3,900
All Other Fees	$ 75	0

Audit Fees. The aggregate audit fees primarily relate to the audit of the Company's annual consolidated financial statements for the fiscal years ended December 31, 2014 and 2013 and for the reviews of the consolidated condensed financial statements included in the Company's Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings and financings.

Audit-Related Fees. The aggregate audit-related fees for 2014 and 2013 primarily relate to services in connection with due diligence pertaining to potential transactions or investments and audits of employee benefit plans.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2014 and 2013 relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2014, approximately $2.2 million of such fees related to tax compliance and approximately $1.0 million related to tax advice and tax planning. For the fiscal year ended December 31, 2013, approximately $2.9 million of such fees related to tax compliance and approximately $1.0 million related to tax advice and tax planning.

All Other Fees. Other fees for 2014 primarily relate to fees billed for services in connection with readiness assistance for the adoption of the COSO 2013 Framework. There were no other fees for the fiscal year ended December 31, 2013.

Approximately $700,000 and $1.4 million of tax fees for 2014 and 2013, respectively, were related to the separation of our company in 2006. The Company was reimbursed for virtually all of such costs by two former subsidiaries of the Company.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities' independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities' personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company's consolidated financial statements.

The Company's Audit Committee is responsible for appointing the Company's independent registered public accounting firm and approving the terms of the independent registered public accounting firm's services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.

All services performed by the independent registered public accounting firm in 2014 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that the independent registered public accounting firm may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the "Service List") anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2014 and 2013 under such provision.

Although not required by the Company's by-laws or otherwise, the Board of Directors is submitting for stockholder ratification the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2015.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is asking its stockholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:

"RESOLVED, that the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED."

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement.

This vote is advisory and therefore, it will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee and our Board of Directors will consider stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

Stockholder Proposals for 2016 Annual Meeting

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2016 annual meeting of stockholders if they are received by the Company on or before December 1, 2015. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company's by-laws. In order for a proposal to be "timely" under the Company's by-laws, it must be received not less than sixty (60) days (i.e., March 20, 2016) nor more than ninety (90) days (i.e., February 19, 2016) before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first.

Additional Information

Eliminating Duplicate Mailings. If you share an address with other stockholders of the Company, you may receive notification that you are being sent only a single copy of proxy materials (including a copy of the proxy statement and the 2014 Annual Report) or a single Notice, as applicable, unless your bank, broker or other intermediary that provides the notification receives contrary instructions from the affected stockholders. This practice, permitted under SEC rules and commonly referred to as "householding," is designed to provide extra convenience for stockholders and potential cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or the Notice, as applicable, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, Attention: Corporate Secretary or by calling (973) 496-4700 and selecting the "Investor Relations" option.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired D.F. King to aid in the solicitation of proxies. It is estimated that the fee for D.F. King will be approximately $9,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

By Order of the Board of Directors

JEAN M. SERA
Corporate Secretary

Dated: March 24, 2015

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2015.

Vote by Internet ● Go to www.envisionreports.com/CAR ● Or scan the QR code with your smartphone ● Follow the steps outlined on the secure website

Vote by telephone ● Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone ● Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals —								The Board of Directors unanimously recommends a vote “FOR” Items 1 – 3. This proxy will be voted as directed, or, if no direction is indicated, will be voted “FOR” Items 1 – 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	1.1 Ronald L. Nelson	☐	☐	☐	1.2 Alun Cathcart	☐	☐	☐	1.3 Mary C. Choksi	☐	☐	☐

	1.4 Leonard S. Coleman	☐	☐	☐	1.5 Jeffrey H. Fox	☐	☐	☐	1.6 John D. Hardy, Jr.	☐	☐	☐

	1.7 Lynn Krominga	☐	☐	☐	1.8 Eduardo G. Mestre	☐	☐	☐	1.9 F. Robert Salerno	☐	☐	☐

	1.10 Stender E. Sweeney	☐	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

		For	Against	Abstain

3.	Advisory approval of the compensation of our named executive officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

AVIS BUDGET GROUP, INC.

THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy card to Computershare by mail, or by voting via telephone (1-866-540-5760) or via the Internet at www.envisionreports.com/CAR

ADMISSION TICKET
AVIS BUDGET GROUP, INC.
2015 Annual Meeting of Stockholders

Tuesday, May 19, 2015
11:00 a.m. Eastern Time
DoubleTree by Hilton Downtown Wilmington–Legal District
700 N. King Street
Wilmington, Delaware 19801

NON-TRANSFERABLE	NON-TRANSFERABLE

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement, Annual Report and other proxy materials are available at: www.envisionreports.com/CAR

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — AVIS BUDGET GROUP, INC.

Annual Meeting of Stockholders – May 19, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Ronald L. Nelson, Michael K. Tucker, and Jean M. Sera, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 19, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.